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Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Qwest Communications International Inc.:

        We have audited the accompanying consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Communications International Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Also, as discussed in note 2, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Qwest Communications International Inc.'s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 18, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

                      KPMG LLP

Denver, Colorado
February 18, 2005, except for notes 18 and 20,
    as to which the date is March 30, 2004

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$13,809	$14,288	$15,371
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	5,890	6,455	6,098
Selling, general and administrative	4,971	4,690	5,335
Depreciation	2,626	2,739	3,268
Capitalized software and other intangible assets amortization	497	428	579
Goodwill impairment charge	—	—	8,483
Asset impairment charges	113	230	10,525

Total operating expenses	14,097	14,542	34,288

Operating loss	(288)	(254)	(18,917)

Other expense (income):
Interest expense—net	1,531	1,757	1,789
Losses and impairment of investment in KPNQwest	—	—	1,190
Loss (gain) on early retirement of debt—net	1	(38)	(1,836)
Other (income) loss—net	(114)	(141)	55

Total other expense	1,418	1,578	1,198

Loss before income taxes, discontinued operations and cumulative effect of changes in accounting principles	(1,706)	(1,832)	(20,115)
Income tax (expense) benefit	(88)	519	2,497

Loss from continuing operations	(1,794)	(1,313)	(17,618)
Income from and gain on sale of discontinued operations, net of taxes of $0, $1,658, and $1,235, respectively	—	2,619	1,950

(Loss) income before cumulative effect of changes in accounting principles	(1,794)	1,306	(15,668)
Cumulative effect of changes in accounting principles, net of taxes of $0 $131,and $0, respectively	—	206	(22,800)

Net (loss) income	$(1,794)	$1,512	$(38,468)

Basic and diluted (loss) income per share:
Loss from continuing operations	$(1.00)	$(0.76)	$(10.48)
Discontinued operations, net of taxes	—	1.51	1.16

(Loss) income before cumulative effect of changes in accounting principles	(1.00)	0.75	(9.32)
Cumulative effect of changes in accounting principles, net of taxes	—	0.12	(13.55)

Basic and diluted (loss) income per share	$(1.00)	$0.87	$(22.87)

Basic and diluted weighted-average shares outstanding	1,801,405	1,738,766	1,682,056

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(Dollars in millions, shares in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,151	$1,366
Short-term investments	764	564
Accounts receivable—less allowances of $178 million and $280 million, respectively	1,594	1,962
Prepaid and other assets	549	651
Assets held for sale	160	—

Total current assets	4,218	4,543
Property, plant and equipment—net	16,853	18,149
Capitalized software and other intangible assets—net	1,179	1,549
Prepaid pension asset	1,192	1,089
Other assets	882	1,013

Total assets	$24,324	$26,343

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current borrowings	$596	$1,869
Accounts payable	731	810
Accrued expenses and other current liabilities	2,290	2,275
Deferred revenue and advance billings	669	721

Total current liabilities	4,286	5,675
Long-term borrowings (net of unamortized debt discount of $35 and $3, respectively—See Note 8)	16,690	15,639
Post-retirement and other post-employment benefit obligations	3,391	3,325
Deferred revenue	559	762
Other long-term liabilities	2,010	1,958

Total liabilities	26,936	27,359
Commitments and contingencies (Note 17)
Stockholders' deficit:
Preferred stock—$1.00 par value, 200 million shares authorized, none issued or outstanding	—	—
Common stock—$0.01 par value, 5 billion shares authorized; 1,817,494 and 1,770,223 issued, respectively	18	18
Additional paid-in capital	43,111	42,925
Treasury stock—1,108 and 327 shares, respectively (including 168 and 327 shares, respectively, held in Rabbi trust—Note 13)	(20)	(15)
Accumulated deficit	(45,721)	(43,927)
Accumulated other comprehensive loss	—	(17)

Total stockholders' deficit	(2,612)	(1,016)

Total liabilities and stockholders' deficit	$24,324	$26,343

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
OPERATING ACTIVITIES
Net (loss) income	$(1,794)	$1,512	$(38,468)
Adjustments to net (loss) income:
Income from and gain on sale of discontinued operations—net of tax	—	(2,619)	(1,950)
Depreciation and amortization	3,123	3,167	3,847
Loss on sale of investments and other investment write- downs—net	—	13	1,278
Provision for bad debts—net	194	304	511
Cumulative effect of changes in accounting principles—net of taxes	—	(206)	22,800
Goodwill impairment charge	—	—	8,483
Asset impairment charges	113	230	10,525
Deferred income taxes	7	(532)	(2,252)
Loss (gain) on early retirement of debt—net	1	(38)	(1,836)
Other non-cash charges—net	83	199	290
Changes in operating assets and liabilities:
Accounts receivable	170	78	(71)
Prepaid and other current assets	(20)	65	198
Accounts payable and accrued expenses	(80)	(126)	(1,121)
Deferred revenue and advanced billings	(255)	(247)	74
Other non-current assets and liabilities	306	375	80

Cash provided by operating activities	1,848	2,175	2,388

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(1,731)	(2,088)	(2,764)
Proceeds from sale of property and equipment	48	7	115
Proceeds from sale of investment securities	1,922	13	—
Purchase of investment securities	(2,137)	(601)	(5)
Other	(7)	(61)	(84)

Cash used for investing activities	(1,905)	(2,730)	(2,738)

FINANCING ACTIVITIES
Proceeds from long-term borrowings	2,601	1,729	1,476
Repayments of long-term borrowings, including current maturities	(2,714)	(5,792)	(2,890)
Net (payments of) proceeds from short-term debt	—	(750)	809
Proceeds from issuance of common and treasury stock	10	—	14
Repurchase of common stock	—	—	(12)
Debt issuance costs	(55)	(43)	(186)

Cash used for financing activities	(158)	(4,856)	(789)

CASH AND CASH EQUIVALENTS
Decrease in cash	(215)	(5,411)	(1,139)
Net cash generated by discontinued operations	—	234	452
Proceeds from sale of directory publishing business	—	4,290	2,754
Beginning balance	1,366	2,253	186

Ending balance	$1,151	$1,366	$2,253

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

	Shares of Common Stock	Common Stock and Additional Paid-in Capital	Treasury Stock, at cost	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total	Comprehensive Loss
	(Shares in thousands)	(Dollars in millions)
Balance, December 31, 2001	1,663,966	$43,486	$(1,041)	$(6,971)	$(61)	$35,413
Net loss	—	—	—	(38,468)	—	(38,468)	$(38,468)
Other comprehensive income—net of taxes	—	—	—	—	46	46	46

Total comprehensive loss							$(38,422)

Common stock issuances:
Stock options exercised	34	1	—	—	—	1
Employee stock purchase plan	3,680	13	—	—	—	13
401(k) plan match	21,682	77	—	—	—	77
Other	239	6	—	—	—	6
Stock-based compensation expense	—	18	—	—	—	18
Repurchase of stock—BellSouth	(531)	(20)	(5)	—	—	(25)
Extinguishment of debt	9,880	(333)	420	—	—	87
Rabbi Trust treasury share issuance	165	(6)	8	—	—	2
Cancellation of share repurchase commitment	—	16	—	—	—	16
Other	—	(16)	—	—	—	(16)

Balance, December 31, 2002	1,699,115	43,242	(618)	(45,439)	(15)	(2,830)
Net income	—	—	—	1,512	—	1,512	$1,512
Other comprehensive loss—net of taxes	—	—	—	—	(2)	(2)	(2)

Total comprehensive income							$1,510

Common stock issuances:
401(k) plan match	18,260	76	—	—	—	76
Other	(21)	—	—	—	—	—
Stock-based compensation expense	—	6	—	—	—	6
Extinguishment of debt	52,482	(396)	598	—	—	202
Rabbi Trust treasury share issuance	60	(5)	5	—	—	—
Other	—	20	—	—	—	20

Balance, December 31, 2003	1,769,896	42,943	(15)	(43,927)	(17)	(1,016)
Net loss	—	—	—	(1,794)	—	(1,794)	$(1,794)
Other comprehensive income—net of taxes	—	—	—	—	17	17	17

Total comprehensive income							$(1,777)

Common stock issuances:
Stock options exercised	794	2	—	—	—	2
Employee stock purchase plan	2,257	7	—	—	—	7
401(K) plan match	7,454	33	—	—	—	33
Stock-based compensation expense	—	(2)	—	—	—	(2)
Extinguishment of debt	36,354	144	—	—	—	144
Rabbi Trust treasury share issuance	159	(8)	9	—	—	1
Other	(528)	10	(14)	—	—	(4)

Balance, December 31, 2004	1,816,386	$43,129	$(20)	$(45,721)	$—	$(2,612)

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2004, 2003 and 2002

        Unless the context requires otherwise, references in this report to "Qwest," "we," "us," the "Company" and "our" refer to Qwest Communications International Inc. and its consolidated subsidiaries. References in this report to "QCII" refer to Qwest Communications International Inc. on an unconsolidated, stand-alone basis.

Note 1: Business and Background

Description of business

        We provide local telecommunications and related services, long-distance services and wireless, data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We also provide long-distance services and reliable, scalable and secure broadband data, voice and video communications services outside our local service area as well as globally.

        We previously provided directory publishing services in our local service area. In the third quarter of 2002, we entered into contracts for the sale of our directory publishing business. In November 2002, we closed the sale of our directory publishing business in seven of the 14 states in which we offered these services. In September 2003, we completed the sale of the directory publishing business in the remaining states. As a consequence, the results of operations of our directory publishing business are included in income from discontinued operations in our consolidated statements of operations.

        Pursuant to a merger with U S WEST, Inc. on June 30, 2000, which we refer to as the Merger, we acquired all of the outstanding common stock of U S WEST and its subsidiaries. However, for accounting purposes this combination was accounted for as a "reverse acquisition" and U S WEST was deemed the acquirer for accounting purposes.

Note 2: Summary of Significant Accounting Policies

        Basis of presentation.    The accompanying consolidated financial statements include the accounts of Qwest Communications International Inc. and its subsidiaries over which we exercise control. All intercompany amounts and transactions have been eliminated. Investments where we exercise significant influence, but do not control the investee, are accounted for under the equity method of accounting.

        Use of estimates.    Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to threatened or pending litigation and if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. Actual results could differ from these estimates. See Note 17—Commitments and Contingencies.

        Reclassifications.    We have reclassified our investment in auction rate securities of $619 million and $390 million as of December 31, 2004 and December 31, 2003, respectively, into short-term investments in our consolidated balance sheets. We invest in auction rate securities as part of our cash management strategy. These investments are highly liquid, variable-rate debt securities. While the underlying security has a stated maturity of typically 20 to 30 years, the interest rate is reset through dutch auctions that are typically held every 7, 28 or 35 days, creating a highly liquid, short-term instrument. The securities trade at par and are callable at par on any interest payment date at the option of the issuer. Interest is paid at the end of each auction period. We have also reclassified the purchases and sales of these auction rate securities in our Consolidated Statements of Cash Flows increasing cash used for investing activities by $229 million and $390 million for the years ended December 31, 2004 and December 31, 2003 respectively. This reclassification has no impact on previously reported total current assets, total assets, working capital position, results of operations or debt covenants and does not affect previously reported cash flows from operating or financing activities.

        Other short-term investments of $145 million and $174 million, as of December 31, 2004 and December 31, 2003 respectively, have also been reclassified to short-term investments from prepaid and other assets.

        Certain other prior year balances have been reclassified to conform to the current year presentation.

        Revenue recognition.    Revenue for services is recognized when the related services are provided. Payments received in advance are deferred until the service is provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship period, which ranges from one to ten years. The amount of customer acquisition costs which are deferred is less than or equal to the amount of up-front fees deferred. Costs in excess of up-front fees are recorded as an expense in the period incurred. Expected customer relationship periods are estimated using historical data of actual customer retention patterns. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

        We have periodically transferred optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the consideration received on transfers of optical capacity assets for cash and on all of the other elements deliverable under an IRU as revenue ratably over the term of the agreement. We do not recognize revenue on contemporaneous exchanges of our optical capacity assets for other optical capacity assets. See our accounting policy for contemporaneous transactions in our property, plant and equipment policy below.

        Revenue related to equipment sales is recognized upon acceptance by the customer and when all the conditions for revenue recognition have been satisfied. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

        Advertising costs.    Costs related to advertising are expensed as incurred. Advertising expense was $362 million; $335 million and $344 million for the years ended December 31, 2004, 2003 and 2002, respectively, and is included in selling, general and administrative on our consolidated statements of operations.

        Income taxes.    The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods, and adjustments to our liabilities for uncertain tax positions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax basis of assets and liabilities as well as for operating loss and tax credit carryforwards using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts expected to be recovered.

        We use the deferral method of accounting for investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as investment tax credits earned in certain states. We amortize these credits over the estimated service lives of the related assets as a credit to our income tax provision in our consolidated statement of operations.

        Cash and cash equivalents.    Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the carrying amount of cash and cash equivalents approximates fair value. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

        Allowance for doubtful accounts.    The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

        Assets held for sale and discontinued operations.    Assets to be disposed of that meet all of the criteria to be classified as held for sale are reported at the lower of their carrying amounts or fair values less cost to sell. Assets are not depreciated while they are classified as held for sale. Assets held for sale that have operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of our assets are reported in discontinued operations when (a) it is determined that the operations and cash flows of the assets will be eliminated from our ongoing operations and (b) we will not have any significant continuing involvement in the operations of the assets after the disposal transaction.

        Property, plant and equipment.    Property, plant and equipment are carried at cost, plus the estimated value of any associated legal retirement obligations. Property, plant and equipment are depreciated using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual, when a sale involves land or assets associated with the sale of customer contracts. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

        We have asset retirement obligations associated with the removal of a limited group of property, plant and equipment assets. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is initially capitalized and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

        Our policy for asset retirement obligation was changed in 2003 with the adoption of Statement of Financial Accounting Standard ("SFAS") No. 143. Prior to 2003, we included estimated net removal costs (removal costs less salvage) in our group depreciation rates, including those asset retirement obligations that were not legally binding. These costs had been reflected in the calculation of depreciation expense and, therefore, were recognized in accumulated depreciation. The change in policy in 2003 required us to record a cumulative effect of a change in accounting principle charge of $365 million before taxes. The total net income impact of the 2003 change in policy was $206 million ($365 million less an asset retirement obligation of $43 million, net of an incremental adjustment to the historical cost of the underlying assets of $15 million, net of income taxes of $131 million).

        Prior to 2003 we periodically entered into agreements to acquire optical capacity assets from other telecommunications service carriers. These acquisitions of optical capacity assets helped us expand our fiber optic broadband network both domestically and internationally and enabled us to provide broadband communications services to our customers. Several of these other carriers also acquired optical capacity from us, principally in the United States of America. Optical capacity transactions in which we transferred capacity to and acquired capacity from the same third party at or about the same time are referred to as "contemporaneous transactions." We recorded the contemporaneous transactions as non-monetary exchanges of similar assets at book value, as these transactions did not represent the culmination of an earnings process. Contemporaneous transactions do not result in the recognition of revenue. Net cash or other monetary assets paid or received in contemporaneous transactions were recorded as an adjustment to the book value of the transferred property. The adjusted book value became the carrying value of the transferred property, plant and equipment. However, this policy will be modified when we adopt SFAS No. 153, Exchanges of Non-Monetary Assets—an amendment of APB No. 29 ("SFAS No. 153") in 2005. See Recently Issued Accounting Pronouncements below for additional information.

        Impairment of long-lived assets.    We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the asset's carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

        Capitalized software, goodwill and other intangible assets.    Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line group method over an estimated useful life of 18 months to five years. In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", we capitalize certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software.

        Intangible assets arising from business combinations, such as goodwill, customer lists, trademarks and trade names, are initially recorded at fair value. Other intangible assets not arising from business combinations, such as wireless spectrum licenses and capitalized software are recorded at cost.

        Intangible assets with finite lives are amortized on a straight-line basis over that life. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite lived and such intangible assets are not amortized.

        Impairment of goodwill and other indefinite-lived intangible assets.    Goodwill and other long-lived intangible assets with indefinite lives, such as trademarks, trade names and wireless spectrum licenses are reviewed for impairment annually or whenever an event occurs or circumstances change that would more likely than not reduce fair value below carrying value. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, goodwill and other indefinite lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

        Investments.    Short-term investments consist of auction rate securities classified as available-for-sale and other marketable debt securities classified as held-to-maturity with maturity dates occurring within one year of the balance sheet date. As noted above, auction rate securities are highly liquid, variable-rate debt securities. While the underlying security has a long-term stated maturity, the interest rate is reset through dutch auctions that are typically held every 7, 28 or 35 days, creating a short-term instrument. The securities trade at par and are callable at par on any interest payment date at the option of the issuer. Interest is paid at the end of each auction period.

        Marketable debt securities are classified as held-to-maturity when we have both the intent and the ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

        Investments where we exercise significant influence, but do not control the investee are accounted for under the equity method of accounting. Under the equity method, investments are recorded at initial cost and are adjusted for contributions, distributions and our share of the investee's income or losses as well as impairment write-downs for other-than-temporary declines in value.

        Equity investments where we cannot exercise significant influence over the investee are carried at cost or, if the security is publicly traded, at fair-market value. For publicly traded securities, unrealized gains or losses, net of taxes, are included in other comprehensive income (loss) until realized upon sale or other disposition of the securities. Realized gains and losses on securities and other-than-temporary declines in value are determined on the specific identification method and are reclassified from other comprehensive income (loss) and included in the determination of net income (loss).

        Derivative instruments.    All derivatives are measured at fair value and recognized as either assets or liabilities on our consolidated balance sheets. Changes in the fair values of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in our consolidated statement of operations in the current period. Changes in the fair values of derivative instruments used effectively as fair value hedges are recognized in earnings (losses), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in earnings (losses) when the hedged item is recognized in earnings (losses).

        Restructuring charges.    Periodically, we commit to exit certain business activities, eliminate administrative and network locations and/or significantly reduce the number of our employees. At the time a restructuring plan is approved, we record a charge to our consolidated statement of operations for our estimated costs associated with the plan. We also record a charge when we permanently cease use of a leased location. Charges associated with these exits or restructuring plans incorporate various estimates, including severance costs, sublease income and costs, disposal costs, length of time on market for abandoned rented facilities and contractual termination costs. Estimates of charges associated with abandoned operating leases, some of which entail long-term lease obligations, are based on existing market conditions and net amounts that we estimate we will pay in the future. In accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), charges associated with abandoned operating leases recorded in 2003 and 2004 were measured using the present value of the estimated net amounts we will pay, while charges recorded prior to 2003 were measured on an undiscounted basis.

        Fair value of financial instruments.    Our financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable, borrowings and interest rate swap agreements. The carrying values of cash and cash equivalents, accounts receivable, auction rate securities, marketable debt securities, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. Our publicly traded marketable debt securities investments classified as held-to-maturity are recorded at amortized cost, not at fair value. The fair value of these investments based on quoted market prices was $189 million and $198 million at December 31, 2004 and 2003, respectively. Our warrant investments are recorded at their estimated fair market value. Our borrowings had a fair value of approximately $18.4 billion and $18.8 billion at December 31, 2004 and 2003, respectively. The fair values of our borrowings are based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates. Our interest rate swap agreements had a fair value of $5 million at December 31, 2004. We did not have any interest rate swap agreements in effect at December 31, 2003. The fair value of our interest rate swap agreements is based on valuations provided by the counterparties to the agreements of the amount which the counterparty is willing to exchange in a current transaction to terminate the agreement.

        Stock-based compensation.    Our stock option plans are accounted for using the intrinsic-value method allowed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), under which no compensation expense is recognized for our options granted to employees when the exercise price of those options equals or exceeds the value of the underlying security on the measurement date. Any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests using the accelerated method described in Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN No. 28").

        Had compensation cost for our stock-based compensation plans been determined under the fair-value method in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), our net loss and basic and diluted loss per share would have been changed to the pro forma amounts indicated in the table below. The amounts for 2003 and 2002 have been adjusted to correctly reflect the options outstanding at the end of each period.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions, except per share amounts)
Net (loss) income:
As reported	$(1,794)	$1,512	$(38,468)
Add: Stock-based employee compensation expense included in net income (loss), net of related tax effects	(1)	6	71
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	(58)	(71)	(170)

Proforma	$(1,853)	$1,447	$(38,567)

Earnings (loss) per share:
As reported—basic and diluted	$(1.00)	$0.87	$(22.87)
Pro forma—basic and diluted	$(1.03)	$0.83	$(22.93)

        The pro forma amounts reflected above may not be representative of the effects on our reported net income or loss in future years because the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly. See Note 12—Stock Incentive Plans for further information.

Recently Adopted Accounting Pronouncements

        We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") in the first quarter of 2004. FIN 46R requires an evaluation of three additional criteria to determine if consolidation of is required. These criteria are: 1) whether the entity is a variable interest entity; 2) whether the company holds a variable interest in the entity; and 3) whether the company is the primary beneficiary of the entity. If all three of these criteria are met, consolidation is required.

        Upon adoption of FIN 46R, we identified two relationships that may be subject to consolidation by us under the provisions of FIN 46R. Both relationships are with groups of entities that provide Internet port access and services to their customers. The first relationship is with special purpose entities created and wholly owned by KMC Telecom Holdings, Inc. (the "KMC Entities"). Our previously disclosed service contracts and consent agreements with the KMC Entities may be variable interests under FIN 46R. We do not currently have sufficient information about the special purpose entities to complete our analysis under FIN 46R. We have continuously requested this information, but have not received sufficient information to complete our analysis. Until further information about their financial statements and capitalization is available to us, we are unable to come to any conclusion under FIN 46R. Our maximum exposure to loss related to the KMC Entities is the total remaining amount due under our service contracts, which was approximately $171 million as of December 31, 2004. Payments made under our service contracts, which are included in cost of sales, were $274 million, $304 million and $318 million, respectively, for the periods ended December 31, 2004, 2003 and 2002. See Note 17—Commitment and Contingencies for a discussion of additional potential loss exposure related to KMC.

        We previously recorded a liability and charge associated with our relationship with the second entity. We do not currently have sufficient information about this entity to complete our analysis under FIN 46R. We have requested the information; however the management of this entity has stated that financial information is not readily available and has thus far not provided any of the requested information. Until further information about the entity's financial statements and capitalization is available to us, we are unable to come to any conclusion under FIN 46R. As a result of previously recording a liability and charge associated with this relationship, we believe that our exposure to loss, excluding interest accretion, has already been reflected in our financial statements.

        In December 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Act") became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. We adopted the provisions of FASB Staff Position No. 106-2 ("FSP No. 106-2"), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". Accounting for the government subsidy provided under the Act reduced our accumulated post-retirement benefit obligation by $235 million. The Act reduced the prescription drug expense component of our 2004 post-retirement benefit expenses by $33 million. See Note 11—Employee Benefits.

        In June 2001, the FASB issued SFAS No. 142. This statement addresses financial accounting and reporting for intangible assets (excluding goodwill) acquired individually or with a group of other assets at the time of their acquisition. It also addresses how goodwill and other intangible assets are accounted for after they have been initially recognized in the financial statements. As required, we adopted SFAS No. 142 effective January 1, 2002. Upon adoption of SFAS No. 142, the fair value of goodwill was evaluated as of January 1, 2002 as if an acquisition of each of our reporting units at fair value had occurred on that date. The valuation was based on our reporting units at that date. A reporting unit is defined as an operating segment or one level below. The cumulative effect of adoption of SFAS No. 142 was a loss from a change in accounting principle of $22.8 billion. The adoption of SFAS No. 142 reduced our amortization expense for goodwill and indefinite-lived intangible assets by approximately $1.052 billion annually, beginning January 1, 2002. The cumulative effect of this change in accounting principle was reflected as a reduction in the carrying value of goodwill as of January 1, 2002. See Note 5—Goodwill and Intangible Assets for further information.

        In August 2001, the FASB issued SFAS No. 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets other than goodwill and intangible assets with indefinite lives. Under SFAS No. 144, long-lived assets being held or used are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable from their expected future undiscounted cash flows ("a triggering event"). The impairment loss is equal to the difference between the asset's carrying amount and estimated fair value. In addition, SFAS No. 144 requires long-lived assets to be disposed of other than by sale for cash to be accounted for and reported like assets being held and used. Long-lived assets to be disposed of by sale are to be recorded at the lower of their carrying amount or estimated fair value (less costs to sell) at the time the plan of disposition has been approved and committed to by the appropriate company management. See Note 4—Property, Plant and Equipment for further information.

Recently Issued Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. We will be required to apply SFAS No. 123R as of the interim reporting period beginning July 1, 2005. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. However, we do not anticipate that the adoption of SFAS No. 123R will have a material impact on our financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, which is effective for Qwest starting July 1, 2005. In the past, we were frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, we will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on our financial position or results of operations.

Note 3: Accounts Receivable

        The following table presents details of our accounts receivable balances:

	December 31,
	2004	2003
	(Dollars in millions)
Trade receivables	$1,239	$1,494
Earned and unbilled receivables	357	381
Purchased receivables	83	175
Other receivables	93	192

Total accounts receivables	1,772	2,242
Less: Allowance for bad debts	(178)	(280)

Accounts receivable, net	$1,594	$1,962

        We are exposed to concentrations of credit risk from customers within our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant losses related to these purchased receivables.

Note 4: Property, Plant and Equipment

        The components of property, plant and equipment are as follows:

		December 31,
	Depreciable Lives
		2004	2003
		(Dollars in millions)
Land	N/A	$107	$113
Buildings	30-40 years	3,588	3,559
Communications equipment	7-10 years	19,346	18,913
Other network equipment	8-50 years	19,355	19,324
General purpose computers and other	3-11 years	2,844	2,942
Construction in progress	N/A	188	243

Total property, plant and equipment		45,428	45,094
Less: accumulated depreciation		(28,575)	(26,945)

Property, plant and equipment—net		$16,853	$18,149

        A summary of asset impairments recognized is as follows:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Property, plant and equipment and internal use software projects	$113	$230	$10,493
Real estate assets held for sale	—	—	28
Capitalized software due to restructuring and Merger activities	—	—	4

Total asset impairments	$113	$230	$10,525

2004 Activities

        During 2004, in conjunction with our effort to sell certain assets, we determined that the carrying amounts were in excess of our expected sales price, which indicated that our investments in these assets may have been impaired at that date. As a result of such efforts and pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), we recorded the following impairment charges:

  •
  Impairment charges totaling $67 million to reduce the carrying value of network supplies held for sale to their estimated fair value based on recent selling prices for comparable assets.

  •
  Impairment charges totaling $46 million for hosting assets sold in conjunction with sub-leasing a network facility, a reduction in the carrying value of pay phone assets to their estimated fair value and for various long-term network capacity leases that were abandoned.

        In accordance with SFAS No. 144, the estimated fair value of the impaired assets becomes the new basis for accounting purposes. As such, approximately $122 million in accumulated depreciation was eliminated against the cost of these impaired assets in connection with the accounting for these impairments. The impact of the impairments is not material to our depreciation expense.

2003 Activities

        In August 2003, we entered into a services agreement with a subsidiary of Sprint Corporation that allowed us to sell wireless services. Due to the anticipated decrease in usage of our own wireless network following the transition of our customers onto Sprint's network, we determined, in the third quarter of 2003, that certain asset groups were not expected to be recovered through future projected cash flows and recorded an impairment charge of $230 million.

        In accordance with SFAS No. 144, the fair value of the impaired assets became the new basis for accounting purposes. As such, approximately $25 million in accumulated depreciation was eliminated in connection with the accounting for the impairment. This impairment reduced our annual depreciation and amortization expense by approximately $40 million effective October 1, 2003.

2002 Activities

        Effective June 30, 2002, a general deterioration of the telecommunications market, downward revisions to our expected future results of operations and other factors indicated that our investments in long-lived assets may have been impaired at that date. We performed an evaluation of the recoverability of the carrying value of our long-lived assets using gross undiscounted cash flow projections. For impairment analysis purposes, we grouped our property, plant and equipment, capitalized software and customer lists and then projected cash flows as follows: traditional telephone network, national fiber optic broadband network, international fiber optic broadband network, wireless network, web hosting and application service provider, or ASP, assets held for sale and out-of-region digital subscriber line, or DSL. Based on the gross undiscounted cash flow projections, we determined that all of our asset groups, except our traditional telephone network, were impaired at June 30, 2002. For those asset groups that were impaired, we then estimated the fair value using a variety of techniques, which are presented in the table below. For those asset groups that were impaired, we determined that the fair values were less than our carrying amount by $10.613 billion in the aggregate, of which $120 million has been reclassified to income from gain on sale of discontinued operations for certain web hosting centers in our consolidated statements of operations for the year ending December 31, 2002.

Asset Group	Impairment Charge	Fair Value Methodology
	(Dollars in millions)
National fiber optic broadband network	$8,505	Discounted cash flows
International fiber optic broadband network	685	Comparable market data
Wireless network	825	Comparable market data and discounted cash flows
Web hosting and ASP assets	88	Comparable market data
Assets held for sale	348	Comparable market data
Out-of-region DSL	42	Discounted cash flows

Total impairment charges	$10,493

        Calculating the estimated fair value of the asset groups as listed above involved significant judgment and a variety of assumptions. For calculating fair value based on discounted cash flows, we forecasted future operating results and future cash flows, which included long-term forecasts of revenue growth, gross margins and capital expenditures. We also used a discount rate based on an estimate of the weighted-average cost of capital for the specific asset groups. Comparable market data was obtained by reviewing recent sales of similar asset types in third-party market transactions.

        In accordance with SFAS No. 144, the fair value of the impaired assets becomes the new basis for accounting purposes. As such, approximately $1.9 billion in accumulated depreciation was eliminated in connection with the accounting for the impairments. The impact of the impairments reduced our annual depreciation and amortization expense by approximately $1.3 billion, beginning July 1, 2002.

        In 2002, we recorded other asset impairment charges of $28 million associated with the write-down of other real estate assets that were held for sale.

Asset Retirement Obligations

        As discussed in Note 2—Summary of Significant Accounting Policies, we adopted SFAS No. 143 on January 1, 2003.

        Our asset retirement obligations primarily relate to the costs of removing circuit equipment and wireless towers from leased properties when leases expire. The balance of our asset retirement obligations at December 31, 2004 and 2003 was $55 million and $49 million, respectively, and is included in other long-term liabilities on our balance sheets. During 2004, we accreted $7 million of additional expense and settled $1 million of accrued obligations. During 2003, we accreted $6 million of additional expense related to these asset retirement obligations. Verizon will assume a portion of this obligation when they purchase substantially all of our wireless network. See Note 6—Assets Held for Sale Including Discontinued Operations for additional information.

        If the provisions of SFAS No. 143 had been adopted prior to the period ended December 31, 2002, net loss for 2002 would have increased by approximately $50 million and loss per share would have increased by $0.03.

Note 5: Goodwill and Intangible Assets

        The components of intangible assets are as follows:

		December 31,
		2004		2003
	Amortizable Lives	Carrying Cost	Accumulated Amortization	Carrying Cost	Accumulated Amortization
		(Dollars in millions)
Intangibles with indefinite lives:
PCS spectrum licenses		$—	$—	$115	$—
Other		40	—	37

Total Intangible with indefinite lives		40	—	152	—
Intangibles with finite lives:
Capitalized software and other intangibles	1.5-5 years	2,475	(1,336)	2,386	(989)

Total intangible assets		$2,515	$(1,336)	$2,538	$(989)

        On July 1, 2004, we entered into an agreement with Verizon Wireless under which Verizon Wireless agreed to acquire all our PCS licenses and substantially all of our related wireless network assets in our local service area. Due to this planned sale, the PCS spectrum licenses have been reclassified as assets held for sale in our December 31, 2004 balance sheet. See Note 6—Assets Held for Sale Including Discontinued Operations for additional information.

        We recorded amortization expense of $497 million in 2004 for intangible assets with finite lives. Based on the current balance of intangible assets subject to amortization, the estimated amortization for each of the succeeding 5 years is as follows:

Estimated Amortization Expense
(Dollars in millions)
2005	$449
2006	334
2007	209
2008	108
2009	39

Total	$1,139

Adoption of SFAS No. 142

        Effective January 1, 2002, we adopted SFAS No. 142, which requires companies to cease amortizing goodwill and intangible assets that have indefinite useful lives. SFAS No. 142 also requires that goodwill and indefinite-lived intangible assets be reviewed for impairment upon adoption and annually thereafter, or more often if events or circumstances warrant. Under SFAS No. 142, goodwill impairment may exist if the carrying value of the reporting unit to which it is allocated exceeds its estimated fair value.

        We ceased amortizing our intangible assets with indefinite lives, including trademarks, trade names and wireless spectrum licenses on January 1, 2002. Upon adoption of SFAS No. 142, we reviewed the useful lives of our amortizable intangible assets, primarily capitalized software and customer lists, and determined that they remained appropriate.

        In accordance with SFAS No. 142, we performed a transitional impairment test of goodwill and intangible assets with indefinite lives as of January 1, 2002. The first step of the transitional test of impairment was performed by comparing the fair value of our reporting units to the carrying values of the reporting units to which goodwill was assigned. Because we do not maintain balance sheets at the reporting unit level, we allocated all assets and liabilities to each of our reporting units based on various methodologies that included specific identification and allocations based primarily on revenue, voice grade equivalents (the amount of capacity required to carry one telephone call) and relative number of employees. Goodwill was allocated to reporting units based on the relative fair value of each reporting unit. We did not allocate any goodwill to our wireless and directory publishing reporting units because they were not expected to benefit significantly from the synergies of the Merger and were not considered sources of the goodwill that arose from the Merger.

        Upon implementation of SFAS No. 142, we identified 13 reporting units. Goodwill was allocated to four of these reporting units on a relative fair value basis. Reporting units that were non-revenue producing or that were not expected to benefit significantly from the synergies of the Merger were not allocated goodwill. In addition, insignificant reporting units were not allocated goodwill. As discussed in Note 15—Segment Information, operating segments were changed in the fourth quarter of 2002 after goodwill had already been reduced to zero through the impairments discussed in the following paragraphs.

        We estimated the implied fair value of goodwill for each reporting unit by subtracting the fair value of the reporting unit's assets, including any unrecognized intangibles, from the total fair value of the reporting unit. The excess was deemed the implied fair value of goodwill. The implied fair value of the goodwill was then the carrying amount of goodwill for the reporting unit. Based on this analysis, we recorded a charge for the cumulative effect of adopting SFAS No. 142 of $22.8 billion on January 1, 2002. This charge related to the reporting units is outlined the table below:

Reporting Unit	Impairment Charge
(Dollars in millions)
Global	$5,151
National	2,147
Consumer	4,856
Wholesale	10,646

Total	$22,800

Goodwill and Intangible Asset Impairment

        Due to changes in market conditions, downward revisions to our projections of future operating results and other factors, we performed an impairment analysis as of June 30, 2002 and determined that goodwill was impaired. We recorded an impairment charge to write-off the remaining goodwill balance of $8.483 billion on June 30, 2002. We performed the annual impairment test for 2003 and 2004 for the remaining indefinite lived intangible assets and no further impairment was indicated.

        In June 2002, as discussed in Note 4—Property, Plant and Equipment, we recorded an asset impairment charge to property, plant and equipment of $10.493 billion that included impairment to capitalized software development costs of $411 million and customer lists of $812 million. Also, in September 2003, as discussed in Note 4—Property, Plant and Equipment, we recorded an asset impairment charge to property, plant and equipment of $230 million that included impairment to capitalized software development costs of $15 million.

        In 2002, realization of a $396 million tax benefit ($647 million on a pre-tax basis) became probable as a result of the completion of the first phase of the sale of our directory publishing business. The tax benefit existed at the time of the Merger, but was not recognized in the purchase because at that time it was not apparent that the temporary difference would be realized in the foreseeable future. In 2002, in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), we recorded the tax benefit, on a pre-tax basis, as a $555 million reduction to our trade name intangible asset and as a $92 million reduction to our customer lists intangible asset. The tax benefits were applied to these two non-current intangible assets because these assets were created in connection with the original purchase price allocation.

Note 6: Assets Held for Sale Including Discontinued Operations

        The following table presents the summarized results of operations for each of the years in the three-year period ended December 31, 2004, related to our discontinued operations. These results primarily relate to our directory publishing business.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Revenue	$—	$648	$1,549
Costs and expenses:
Cost of sales	—	232	524
Selling, general and administrative	—	93	400
Depreciation and amortization	—	—	29

Income from operations	—	323	596
Gain on sale of directory publishing business	—	4,065	2,615
Other expense	—	111	26

Income before income taxes	—	4,277	3,185
Income tax provision	—	1,658	1,235

Income from and gain on sale of discontinued operations	$—	$2,619	$1,950

Discontinued Directory Publishing Business

        On November 8, 2002, we completed the first stage of the sale of our directory publishing business to a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (the "Dex Sale"). The sales price for the first stage of the Dex Sale, which involved the sale of Dex operations in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota ("Dex East") was $2.75 billion and was paid in cash. We recognized a gain of $1.6 billion (net of $1.0 billion in taxes) from the Dex East sale.

        The sale of Dex in the remaining states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming ("Dex West") was completed in September 2003. We received approximately $4.3 billion in gross cash proceeds and recognized a gain of $2.5 billion (net of $1.6 billion in taxes) from the Dex West sale.

Excess Network Supplies Held for Sale

2004 Activities

        We periodically review our network supplies against our usage requirements to identify potential excess supplies for disposal. The excess supplies identified are then moved to held for sale and carried at the lower of cost or estimated sales price. The carrying value of the excess supplies is also reviewed each period and updated for current market conditions. As noted in Note 4—Property, Plant and Equipment, we recorded an impairment charge totaling $67 million in the year ended December 31, 2004.

2002 Activities

        During the second quarter of 2002, we identified $359 million of excess supplies and engaged a third-party broker to conduct a sale of those assets. An impairment charge of $348 million was recorded on June 30, 2002 to reduce the carrying amount of the supplies to their net estimated fair value. Fair value was based upon market values of similar equipment. The impairment charge of $348 million is included in asset impairment charges in our 2002 consolidated statement of operations.

Wireless Assets

        As reported in 2003, we entered into a services agreement with a subsidiary of Sprint Corporation ("Sprint") that allows us to resell Sprint wireless services, and we began offering these Sprint services under our brand name in March 2004. As of that date, we classified those assets as held for sale and we ceased further depreciation of the wireless network assets in our local service area. These assets have a net book value of $160 million as of December 31, 2004, and are included in our wireless services segment. Had we not committed to a plan for disposal of these assets, we would have recorded additional depreciation expense of $8 million for the period ended December 31, 2004.

        On July 1, 2004, we entered into an agreement with Verizon Wireless under which Verizon Wireless agreed to acquire all of our PCS licenses and substantially all of our related wireless network assets in our local service area. Under the terms of the agreement, Verizon Wireless is to pay us $418 million to purchase our PCS licenses, cell sites and wireless network infrastructure, site leases, and associated network equipment. We expect this sale to be completed in the first or second quarter of 2005, and we expect to record a gain upon the closing of the sale, although the sale remains contingent on federal regulatory approval and other conditions.

Note 7: Investments

        The following table summarizes the carrying value of our investments as of December 31, 2004 and 2003:

	December 31,
	2004	2003
	(Dollars in millions)
Short-term auction rate securities	$619	$390
Short-term publicly traded marketable securities	145	174
Non-current investments:
Publicly traded marketable debt securities	44	24
Other investments	1	6

Total investments	$809	$594

        The following table summarizes information related to our investments in debt and equity securities for the years ended December 31, 2004, 2003 and 2002.

	Publicly Traded	Auction Rate	Private Company	Total
	(Dollars in millions)
Balance as of January 1, 2002	43	—	29	72
Dispositions	(50)	—	—	(50)
Unrealized mark-to-market gains	41	—	—	41
Unrealized mark-to-market losses	(5)	—	—	(5)
Other-than-temporary declines in value and mark-to-market adjustment of warrants	(28)	—	(7)	(35)

Balance as of December 31, 2002	1	—	22	23
Additions	198	403	—	601
Dispositions	—	(13)	—	(13)
Unrealized mark-to-market gains	—	—	3	3
Other-than-temporary declines in value and mark-to-market adjustment of warrants	(1)	—	(19)	(20)

Balance as of December 31, 2003	$198	390	$6	$594
Additions	212	1,925	—	2,137
Dispositions	(221)	(1,696)	—	(1,917)
Other-than-temporary declines in value and mark-to-market adjustment and write downs	—	—	(5)	(5)

Balance as of December 31, 2004	$189	$619	$1	$809

Debt Securities

        As of December 31, 2004 and 2003, we held $619 million and $390 million of auction rate securities, respectively. These investments are highly liquid, variable-rate debt securities. While the underlying security has a long-term stated maturity, the interest rate is reset through dutch auctions that are typically held every 7, 28 or 35 days, creating a highly liquid, short-term instrument. The securities trade at par and are callable at par on any interest payment date at the option of the issuer. Interest is paid at the end of each auction period. Because of the interest rate reset feature, these securities initially price and subsequently trade very similarly to money market or commercial paper investments.

        As of December 31, 2004 and 2003, our portfolio of publicly traded securities consisted of U.S. Government Agency Debt securities that had an amortized cost and a fair market value of approximately $189 million and $198 million, respectively. We accrete the discount of these bonds and recognize interest income in our consolidated statement of operations over the term of the notes using the effective interest rate method. Short-term bonds of $145 million and $174 million are included in prepaids and other current assets in the consolidated balance sheets as of December 31, 2004 and 2003 respectively. Non-current bonds of $44 million and $24 million are included in non-current other assets on our consolidated balance sheets as of December 31, 2004 and 2003, respectively.

Equity Securities

        As of December 31, 2004, we have investments in certain derivative instruments on equity securities. As discussed in Note 2—Summary of Significant Accounting Policies, derivative financial instruments are measured at fair value and recognized as either assets or liabilities on our consolidated balance sheets. Changes in the fair values of derivative instruments that do not qualify as hedges and/or any portion of a hedge that is not effective as a hedge are recognized as a gain or loss in the consolidated statement of operations in the current period. We recorded losses of $0, $1 million and $20 million for the years ended December 31, 2004, 2003 and 2002, related to changes in the fair value of these warrants. We had no other significant investments in derivative financial instruments as of December 31, 2004 or 2003.

        We recorded charges related to other-than-temporary declines in value relating to our investments in equity securities during 2004 and 2002 totaling $5 million and $8 million, respectively. There were no charges recorded during 2003. During 2002, we sold various holdings in our public and non-public investments for approximately $12 million and recorded a loss of $37 million associated with these sales. We had no significant gains or losses on sales of investments in 2004 and 2003. These other-than-temporary declines in value and gains and losses associated with the sales of equity securities are included in other income—net in our consolidated statements of operations.

        During 2002, we had investments in publicly traded equity securities, which were classified as "available-for-sale" under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). In accordance with SFAS No. 115, we carried these investments at their fair value. Unrealized gains and losses on these securities were recorded in other comprehensive income (loss), net of related income tax effects, in the consolidated statement of stockholders' (deficit) equity.

Equity Method Investments

        As discussed in Note 2—Summary of Significant Accounting Policies, investments where we exercise significant influence, but do not control the investee, are accounted for under the equity method of accounting. Under the equity method, investments are stated at initial cost and are adjusted for contributions, distributions, and our share of the investee's income or losses as well as impairment write-downs for other-than-temporary declines in value. The following table summarizes the 2002 changes in our investments that were accounted for using the equity method of accounting. At December 31, 2004 and 2003, we did not have any significant equity method investments.

	KPNQwest	Qwest Digital Media	Total
	(Dollars in millions)
Balance as of January 1, 2002	1,150	11	1,161
Equity share of loss	(131)	(14)	(145)
Impairment charges	(1,059)	(2)	(1,061)
Capital contributions	—	5	5
Currency translation	40	—	40

Balance as of December 31, 2002	$—	$—	$—

  Investment in KPNQwest.

        In April 1999, Qwest and KPN Telecom B.V. ("KPN") formed a joint venture, KPNQwest N.V. ("KPNQwest"), to create a pan-European IP-based fiber optic broadband network, linked to our North American network, for data and multimedia services. We and KPN each initially owned 50% of KPNQwest. In November 1999, KPNQwest consummated an initial public offering, after which the public owned approximately 11% of KPNQwest's shares and the remainder was owned equally by us and KPN. In 2001, we purchased additional shares of KPNQwest common stock from KPN, after which we held approximately 47.5% of KPNQwest's outstanding shares. Because we have never had the ability to designate a majority of the members of the supervisory board or to vote a majority of the voting securities, we have accounted for our investment in KPNQwest using the equity method of accounting.

        In connection with the allocation of the Merger purchase price, we assigned a preliminary value of $7.935 billion to our investment in KPNQwest at June 30, 2000. Prior to the Merger, Qwest's investment in KPNQwest had a book value of $552 million. In accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock", the excess basis related to our investment in KPNQwest of $7.383 billion was attributed to goodwill. This goodwill was initially assigned an estimated life of 40 years and was being amortized ratably over that period. The final determination resulted in an estimated fair value of $4.755 billion, or $3.180 billion less than our preliminary estimate of fair value. As a result, we recorded a $3.180 billion reduction to our investment in KPNQwest effective in the second quarter of 2001. Also at that time we changed the estimated life of the revised goodwill balance of $4.203 billion from 40 years to 10 years. Beginning January 1, 2002, in accordance with the adoption of SFAS No. 142, we ceased amortization of goodwill and other intangible assets with indefinite lives. In addition, as of December 31, 2002, all goodwill has been fully impaired. See discussion at Note 5—Goodwill and Intangible Assets.

        We recorded a further impairment to our investment for an other-than-temporary decline in value in the first quarter of 2002. In May 2002, KPNQwest filed for bankruptcy protection and ceased operations. Consequently, we did not expect to recover any of our investment in KPNQwest and in the second quarter of 2002, we wrote-off our remaining investment in KPNQwest to our consolidated statement of operations.

  Investment in Qwest Digital Media, LLC.

        In October 1999, Qwest and Anschutz Digital Media, Inc. ("ADMI"), a subsidiary of Anschutz Company, Qwest's largest stockholder, formed a joint venture called Qwest Digital Media, LLC ("QDM"), which provided advanced digital production, post-production and transmission facilities; digital media storage and distribution services; and telephony based data storage and enhanced access and routing services. Qwest contributed capital of approximately $84.8 million in the form of a promissory note payable over nine years at an annual interest rate of 6%. At inception, Qwest and ADMI each owned 50% equity and voting interest in QDM. In June 2000, pre-Merger Qwest acquired an additional 25% interest in QDM directly from ADMI. As a result of this transaction, subsequent to the Merger, we owned a 75% economic interest and 50% voting interest in QDM, and ADMI owned the remaining 25% economic interest and 50% voting interest. Because we have never controlled QDM, we have accounted for our investment in QDM using the equity method of accounting for all periods presented.

Note 8: Borrowings

Current Borrowings

        As of December 31, 2004 and 2003, our current borrowings consisted of:

	December 31,
	2004	2003
	(Dollars in millions)
Current portion of long-term borrowings	$584	$1,834
Current portion of capital lease obligations and other	12	35

Total current borrowings	$596	$1,869

Long-term Borrowings

        At December 31, 2004, $1.878 billion of our long-term borrowings, including the current portion, were held at QCII and the remainder was held in four of our wholly owned subsidiaries: Qwest Corporation ("QC"), Qwest Services Corporation ("QSC"), Qwest Communications Corporation ("QCC") and Qwest Capital Funding ("QCF")

        As of December 31, 2004 and 2003, long-term borrowings consisted of the following (for all notes with unamortized discount or premium, the face amount of the notes and the unamortized discount or premium are presented separately):

	December 31,
	2004	2003
	(Dollars in millions)
Qwest Corporation:
Notes with various rates ranging from 5.50% to 9.125% including LIBOR* + 4.75% and maturities from 2005 to 2043	$7,787	$7,887
Unamortized discount and other	(138)	(157)
Capital lease obligations and other	11	25
Less: current portion	(405)	(881)
Qwest Services Corporation:
Notes with various rates ranging from 13.00% to 14.00% and maturities from 2007 to 2014	3,377	3,377
Unamortized premium	149	174
Credit facility with rate of LIBOR + 3.50%	—	750
The 2004 Credit facility with rate of LIBOR + 2.5% at current credit ratings	—	—
Less: current portion	—	—
Qwest Communications Corporation:
7.25% Senior Notes due in 2007	314	314
Unamortized discount and other	(24)	(7)
Capital lease obligations and other	58	40
Less: current portion	(1)	(2)
Qwest Capital Funding:
Notes with various rates ranging from 5.875% to 7.90% and maturities from 2005 to 2031	3,825	4,952
Unamortized discount	(9)	(11)
Less: current portion	(179)	(963)
Qwest Communications International Inc.:
Senior Notes with various rates ranging from 7.25% to 10.875% and maturities from 2007 to 2014	1,878	103
Unamortized discount and other	(13)	(2)
Note payable to ADMI (Note 16—Related Party Transactions)	27	30
Less: current portion	(5)	(4)
Other:
Capital lease obligations	44	33
Less: current portion	(6)	(19)

Total—net long-term borrowings	$16,690	$15,639

*
London interbank offering rate

        Our long-term borrowings had the following interest rates and maturities at December 31, 2004:

	Maturities
Interest Rates
	2005	2006	2007	2008	2009	Thereafter	Total
	(Dollars in millions)
Up to 5%	$—	$—	$—	$—	$—	$—	$—
Above 5% to 6%	5	6	77	328	750	5	1,171
Above 6% to 7%	579	—	90	171	562	2,228	3,630
Above 7% to 8%	—	485	1,564	71	—	5,126	7,246
Above 8% to 9%	—	—	—	22	—	250	272
Above 9% to 10%	—	—	11	—	—	1,500	1,511
Above 10%	7	3	507	3	3	2,891	3,414

Total	$591	$494	$2,249	$595	$1,315	$12,000	17,244

Capital leases							77
Unamortized discount and other							(35)
Less current borrowings							(596)

Total long-term debt							$16,690

  QC Notes

        The indentures governing these QC notes contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of QC and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of QC, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants at December 31, 2004. Included in the amounts listed above are the following issuances:

        On August 19, 2004, QC issued an aggregate of $575 million of 7.875% notes due September 1, 2011. The aggregate net proceeds from the offering have been or will be used for general corporate purposes, including funding or refinancing our investments in telecommunication assets. On August 25, 2004 and September 8, 2004, QC purchased approximately $569 million aggregate principal amount of its 7.20% notes due November 1, 2004 pursuant to a tender offer. On November 23, 2004, QC issued $250 million aggregate principal amount of its 7.875% notes due September 1, 2011, bringing the total principal amount outstanding of such series to $825 million. The aggregate net proceeds from the November offering of $264 million have been or will be used for general corporate purposes, including funding or refinancing our investments in telecommunication assets.

        On May 1, 2004, QC redeemed all of the $100 million outstanding principal on its 5.65% notes due November 1, 2004 and all of the $41 million outstanding principal amount on its 39-year 5.5% debentures due June 1, 2005 at par and all related interest ceased to accrue.

        On June 9, 2003, QC completed a senior term loan in two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of QC's current indebtedness. The floating rate tranche cannot be prepaid for two years after funding and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as those associated with QC's other long-term debt. The net proceeds were used to refinance approximately $1.1 billion of QC's debt due in 2003 and to fund or refinance our investment in telecommunications assets. Also, in connection with this QC issuance, we reduced the QSC Credit Facility (as described below under "QSC Credit facility") by approximately $429 million to a balance of $1.57 billion.

        The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 7.39% at December 31, 2004. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

        An aggregate $1.5 billion principal amount of outstanding QC notes due 2012 have been incurring additional interest of 0.25% per annum since October 9, 2002. Once we complete a registered exchange of these notes, the interest rates on the exchanged notes will return to the original rate.

  QSC Notes

        At December 31, 2004 and 2003, QSC had notes with aggregate principal amounts outstanding of $3.377 billion, consisting of 13.0% Notes due in 2007 ("2007 Notes"), 13.5% Notes due in 2010 ("2010 Notes") and 14.0% Notes due in 2014 ("2014 Notes") issued pursuant to an indenture issued on December 26, 2002. The total unamortized premium for these notes was $149 million and $174 million at December 31, 2004 and 2003, respectively. Since December 26, 2003, we have been incurring additional interest of 0.25% per annum on these notes. We have been required to pay an additional 0.25% per annum of interest starting March 25, 2004, for a total of 0.50% of additional interest. Once we complete a registered exchange of the notes, the interest rates on the new exchanged notes will return to the original stated rates. The 2007 Notes, 2010 Notes and 2014 Notes are callable on December 15 of 2005, 2006 and 2007 at 106.5%, 106.75% and 107%, respectively. The QSC notes are subordinated in right of payment to all senior debt of QSC, including the 2004 QSC Credit Facility, and the QSC guarantee of the 2009, 2011 and 2014 QCII notes. The QSC notes are secured by a lien on the stock of QC, which lien is junior to the liens on such collateral securing QSC's senior debt, including the 2004 QSC Credit Facility and QSC's guarantee of the 2009, 2011 and 2014 QCII notes. The QSC notes are guaranteed by QCF and QCII on a senior basis and the guarantee by QCII is secured by liens on the stock of QSC and QCF.

        The QSC indenture contains certain covenants including, but not limited to: (i) limitations on incurrence of indebtedness; (ii) limitations on restricted payments; (iii) limitations on dividends and other payment restrictions; (iv) limitations on asset sales; (v) limitations on transactions with affiliates; (vi) limitations on liens; and (vii) limitations on business activities. Under the QSC indenture we must repurchase the notes upon certain changes of control. This indenture also contains provisions for cross acceleration relating to any of our other debt obligations and the debt obligations of our restricted subsidiaries in the aggregate in excess of $100 million. We were in compliance with all of the covenants in the QSC indenture as of December 31, 2004.

        On December 22, 2003, we completed a cash tender offer (the "December 2003 Tender Offer") for the purchase of approximately $3 billion aggregate face amount of outstanding debt of QCII, QSC and QCF for approximately $3 billion in cash. As a result, we recorded a loss of $15 million on the early retirement of this debt. In connection with the December 2003 Tender Offer, QSC purchased $327 million face amount of its debt for $386 million in cash resulting in a loss of $42 million. QSC also offered to purchase its notes for par under the asset sale repurchase requirement as required by the indentures governing the QSC notes. The details relating to QCII and QCF's portion of the December 2003 Tender Offer are discussed below in their respective sections.

        During 2003, we also exchanged $406 million of new QSC notes for $560 million face amount of QCF notes. These debt-for-debt exchanges were accounted for in accordance with the guidance in Emerging Issues Task Force Issue No. 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments" ("EITF Issue No. 96-19"). On the date of the exchanges, the present value of the cash flows under the terms of the revised debt instruments were the present value of the remaining cash flows under the original debt instruments. The cash flows were not considered "substantially"

different from that of the exchanged debt; therefore, no gain was recognized on the exchanges and the difference of $144 million between the face amount of the new debt and the carrying amount of the exchanged debt is being amortized as a credit to interest expense using the effective interest rate method over the life of the new debt. The new QSC notes have interest rates ranging from 13.0% to 13.5% with maturities of 2007 and 2010, while the QCF notes had interest rates ranging from 6.875% to 7.90%.

  QSC Credit Facility

        In February 2004, QSC paid off in full the outstanding balance of $750 million and terminated the QSC Credit Facility (as described below) and QSC also established a new three-year $750 million revolving credit facility (the "2004 QSC Credit Facility"). If drawn, the 2004 QSC Credit Facility would, at our election, bear interest at a rate of adjusted LIBOR or a base rate, in each case plus an applicable margin. Such margin varies based upon the credit ratings of the facility and is currently 2.5% for LIBOR based borrowings and 1.5% for base rate borrowings. The 2004 QSC Credit Facility is guaranteed by QCII.

        The 2004 QSC Credit Facility contains financial covenants that (i) require Qwest and its consolidated subsidiaries to maintain a debt-to-Consolidated EBITDA ratio (Consolidated EBITDA as defined in the 2004 QSC Credit Facility is a measure of EBITDA that starts with our net income (loss) and adjusts for taxes, interest and non-cash and certain non-recurring items) of not more than 6.0-to-1.0 and (ii) require QC and its consolidated subsidiaries to maintain a debt-to-consolidated EBITDA ratio of not more than 2.5-to-1.0. Compliance with these financial covenants is not required while the 2004 QSC Credit Facility remains undrawn. The 2004 QSC Credit Facility contains certain other covenants including, but not limited to: (i) limitations on incurrence of indebtedness; (ii) limitations on restricted payments; (iii) limitations on using any proceeds to pay settlements or judgments relating to investigations and securities actions discussed in Note 17—Commitments and Contingencies; (iv) limitations on dividend and other payment restrictions; (v) limitations on mergers, consolidations and asset sales; (vi) limitations on investments; and (vii) limitations on liens. We must pay down the 2004 QSC Credit Facility upon certain changes of control. The 2004 QSC Credit Facility also contains provisions for cross acceleration and cross payment default relating to any other of our debt obligations and the debt obligations of our subsidiaries in the aggregate in excess of $100 million. We have not borrowed against the 2004 QSC Credit Facility. The 2004 QSC Credit Facility is secured by a senior lien on the stock of QC.

        At December 31, 2003, we had $750 million outstanding under a credit facility, which had been reconstituted as a revolving credit facility in August 2002, with QSC as the primary borrower ("QSC Credit Facility"). The QSC Credit Facility was secured by a senior lien on the stock of QC. The QSC Credit Facility was paid down by $429 million concurrently with QC's $1.75 billion term loan completed in June 2003. Proceeds from the completed sale of the Dex West business during September 2003 were used to reduce the QSC Credit Facility by another $321 million. In December 2003, the QSC Credit facility was reduced by an additional $500 million. We obtained extensions under the QSC Credit Facility for the delivery of certain annual and quarterly financial information. The waivers extended the compliance date to provide certain annual and quarterly financial information to March 31, 2004. On February 5, 2004, the QSC Credit Facility was paid off and terminated.

  QCC Notes

        During 2003, $36 million of notes were exchanged for $33 million of cash resulting in a gain of $3 million.

        The indenture governing these notes contains certain covenants including, but not limited to: (i) a prohibition on certain liens on assets of QCC and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of QCC, which requires that a successor assume the obligation with regard to these notes. This indenture contains provisions relating to acceleration upon an acceleration of any other debt obligations of QCC in the aggregate in excess of $25 million. We were in compliance with all of the covenants as of December 31, 2004.

  QCF Notes

        The QCF notes are guaranteed by Qwest on a senior unsecured basis. The indentures governing these QCF notes contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of QCF and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of QCF or us, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants as of December 31, 2004.

        During 2004, we also exchanged $169 million face amount of existing QCF notes for 36.4 million shares of our common stock with an aggregate value of $144 million. The trading prices for our shares at the time the exchange transactions were consummated ranged from $3.60 per share to $4.39 per share. As a result, a gain of $25 million was recorded on the debt extinguishments.

        On February 26, 2004, we completed a cash tender offer for the purchase of up to $963 million of aggregate principal amount of QCF's 5.875% notes due in August 2004. We received and accepted tenders of approximately $921 million in total principal amount of the QCF notes for $939 million in cash.

        In connection with the December 2003 Tender Offer, QCF purchased $1.735 billion face amount of its debt for $1.637 billion in cash resulting in a gain of $79 million.

        During 2003, we also exchanged $418 million face amount of existing QCF notes for $165 million of cash and 52.5 million shares of our common stock with an aggregate value of $202 million. The trading prices for our shares at the time the exchange transactions were consummated ranged from $3.22 per share to $5.11 per share. As a result, a gain of $50 million was recorded on this debt extinguishment. We also exchanged $406 million of new QSC notes for $560 million face amount of QCF notes. See the QSC Notes section above for a discussion of this debt for debt exchange.

        On December 26, 2002, we completed an offer to exchange up to $12.9 billion in aggregate principal face amount of outstanding unsecured debt securities of QCF for new unsecured debt securities of QSC. We received valid tenders of approximately $5.2 billion in total principal amount of the QCF notes and issued in exchange approximately $3.3 billion in face value of new debt securities of QSC. The majority of these debt exchanges were accounted for as debt retirements resulting in the recognition of a $1.8 billion gain. The cash flows for two of the new debt securities were not considered "substantially" different than the exchanged debt and therefore no gain was realized upon exchange. For these two debt instruments, the difference between the fair value of the new debt and the carrying amount of the exchanged debt of approximately $70 million was recorded as a premium and is being amortized as a credit to interest expense using the effective interest method over the life of the new debt.

        During the first quarter of 2002, we exchanged through private exchange transactions, $97 million in face amount of debt that was issued by QCF. In exchange for the debt, we issued approximately 9.88 million shares of our treasury stock with a fair value of $87 million. The trading prices for our shares at the time the exchange transactions were consummated ranged from $8.29 per share to $9.18 per share. As a result of these transactions, we recorded a $9 million gain in other expense (income) in our consolidated statement of operations.

  QCII Notes

        On February 5, 2004, QCII issued a total of $1.775 billion of senior notes, which consisted of $750 million in floating rate notes due in 2009 with interest at LIBOR plus 3.50% (5.79% as of December 31, 2004), $525 million fixed rate notes due in 2011 with an interest rate of 7.25%, and $500 million fixed rate notes due in 2014 with an interest rate of 7.50%. Since January 1, 2005, we have been incurring additional interest of 0.25% per annum on these notes. Once we complete a registered exchange of these notes, the interest rates on the exchanged notes will return to the original stated rates. These notes are guaranteed by QCF and QSC. The guarantee by QCF is on a senior unsecured basis and the guarantee by QSC is on a senior subordinated secured basis. The QSC guarantee is secured by a lien on the stock of QC. This collateral also secures other obligations of QSC, but the lien securing the QSC guarantee is (1) junior to the lien securing senior debt secured by the collateral, including the 2004 QSC Credit Facility, and (2) senior to the lien securing the 2007, 2010 and 2014 QSC notes and certain other obligations. Upon the release of the liens securing the 2007, 2010 and 2014 QSC notes and certain other obligations, subject to certain conditions, this collateral will be released and the subordination provisions will terminate such that the 2009, 2011 and 2014 QCII notes will be guaranteed on a senior unsecured basis by QSC. The indenture governing the notes contains certain covenants, including, but not limited to: (i) limitations on incurrence of indebtedness; (ii) limitations on restricted payments; (iii) limitations on dividend and other payment restrictions; (iv) limitations on asset sales or transfers; (v) limitations on transactions with affiliates; (vi) limitations on liens; (vii) limitations on mergers and consolidations and (viii) limitations on business activities. If the notes receive investment grade ratings, most of the covenants with respect to the notes will be subject to suspension or termination. Under the indenture governing the notes, we must repurchase the notes upon certain changes of control. This indenture also contains provisions for cross acceleration relating to any of our other debt obligations and the debt obligations of our restricted subsidiaries in the aggregate in excess of $100 million. The net proceeds from the notes were used for general corporate purposes, including repayment of indebtedness.

        Of the $1.878 billion QCII senior notes described above, we had senior notes due 2008 with aggregate principal amounts outstanding of $70 million excluding unamortized discount of $1 million. These notes are also guaranteed on a senior basis by QCF and QSC and the QSC guarantee is secured by a junior lien on the stock of QC. In connection with the December 2003 Tender Offer, we purchased $981 million face amount of our 2008 notes for $1.006 billion in cash resulting in a loss of $52 million and amended the indentures governing the notes that remain outstanding to eliminate restrictive covenants and certain default provisions. At the same time, QCII also offered to purchase these notes for par under the asset sale repurchase requirement as required by the indentures governing these notes and accepted $32 million that was tendered under this offer, which is included in the purchase and loss amounts above.

Interest

        The following table presents the amount of gross interest expense, capitalized interest and cash paid for interest during 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Gross interest expense	$1,543	$1,776	$1,830
Capitalized interest	(12)	(19)	(41)

Net interest expense	$1,531	$1,757	$1,789

Cash interest paid	$1,476	$1,839	$1,829

        We entered into interest rate swap agreements in the notational amount of $825 million in 2004 to manage exposure to interest rate movements and to optimize our mixture of floating and fixed-rate debt while minimizing liquidity risk. The weighted average effective floating interest rate on the agreements is LIBOR plus 3.16%. The interest rate swap agreements were designated as fair-value hedges, which effectively converts a portion of our fixed-rate debt to floating rate through the receipt of fixed-rate amounts in exchange for floating-rate interest payments. The impact of these agreements on interest expense in 2004 was minimal.

Note 9: Restructuring Charges

        The restructuring reserve balances discussed below are included in our consolidated balance sheets in the category of accrued expenses and other current liabilities for the current portion and other long-term liabilities for the long-term portion. Charges and reversals discussed below are included in our consolidated statement of operations in selling, general and administrative expenses. As of December 31, 2004 and 2003, the amounts included as current liabilities are $146 million and $147 million and the non-current portions are $374 million and $377 million, respectively.

2004 Activities

        An analysis of activity associated with the 2004 restructuring reserve, as well as prior period restructuring reserves, is as follows:

		Year Ended December 31, 2004
	January 1, 2004 Balance				December 31, 2004 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2004 restructuring plan	$—	$179	$95	$6	$78
2003 restructuring plan	117	4	57	26	38
2002 and prior restructuring plans	407	67	50	20	404

Total	$524	$250	$202	$52	$520

        During the year ended December 31, 2004, as part of an ongoing effort of evaluating costs of operations, we reviewed employee levels in certain areas of our business. As a result, we established a reserve and recorded a charge to our 2004 consolidated statement of operations for $179 million for severance benefits pursuant to established severance policies. We identified approximately 4,000 employees from various functional areas to be terminated as part of this 2004 restructuring plan. Through December 31, 2004, approximately 3,730 of the planned reductions had been completed. The remaining 270 planned reductions are expected to occur over the next year, with severance payments generally extending from two to 12 months. Through December 31, 2004 we had utilized $95 million of the 2004 restructuring reserves for severance payments and adjusted our estimated payments by $6 million.

        The 2004 restructuring provisions less reversals for our wireline, wireless and other segments are $104 million, $0 million and $94 million, respectively.

        During the year ended December 31, 2004, we utilized $54 million of the 2003 restructuring plan (as described below) reserves for employee severance payments and $3 million for real estate exit-related payments. We had identified 2,240 employees to be terminated as part of the 2003 restructuring plan and through December 31, 2004, we had terminated 2,230 employees. As the 2003 employee reduction plan was essentially complete and actual costs were less than originally estimated, we reversed $17 million of severance benefits during the year ended December 31, 2004. We also updated our remaining real estate reserves for completed transactions and our current assessment of remaining exit costs, resulting in an additional net reduction of the reserve of $9 million. The remaining restructuring reserve for the 2003 restructuring plan includes $8 million for severance payments, which we expect to utilize during 2005, and $30 million for real estate exit costs. The real estate exit accrual is expected to be utilized over the next several years.

        During the year ended December 31, 2004, we utilized $50 million of the 2002 and prior restructuring plan reserves for real estate exit-related payments. As our employee-related plans were complete we reversed the remaining estimated severance reserves of $7 million. We reevaluated our exit costs for completed leased real estate transactions and reversed the remaining $13 million. Additionally, we reevaluated our estimated real estate costs for non-complete transactions and increased our reserve by $67 million. The increase in the estimated costs for real estate exit-related costs was caused primarily by continued oversupply of available telecommunications and data center hosting space in certain markets. We based our adjustment on a current assessment of market conditions. The remaining restructuring reserve for the 2002 and prior restructuring plan is $404 million for real estate exit costs. The real estate exit accrual is expected to be utilized over the next several years.

2003 Activities

        During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, we reviewed employee levels in certain areas of our business. As a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $131 million to cover the costs associated with these actions, as more fully described below.

        An analysis of activity associated with the 2003 restructuring reserve, as well as prior period restructuring and Merger reserves, is as follows:

		Year Ended December 31, 2003
	January 1, 2003 Balance				December 31, 2003 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2003 restructuring plan	$—	$131	$14	$—	$117
2002 restructuring and prior plans	547	—	122	18	407

Total	$547	$131	$136	$18	$524

        The 2003 restructuring reserve included charges of $107 million for severance benefits pursuant to established severance policies and $24 million for real estate exit obligations, which primarily include estimated future net payments on abandoned operating leases. We identified approximately 2,240 employees from various functional areas to be terminated as part of this restructuring. Through December 31, 2003, approximately 1,610 of the planned reductions had been completed. The real estate exit costs include the net present value of rental payments due over the remaining term of the leases, net of estimated sublease rentals and estimated costs to terminate the leases. Through December 31, 2003 we had utilized $12 million of the 2003 restructuring reserves for severance payments and $2 million for real estate exit costs.

        The 2003 restructuring provisions less reversals for our wireline, wireless and other segments are $69 million, $0 million and $44 million, respectively.

        During the year ended December 31, 2003, we utilized $47 million of the 2002 restructuring and prior plans reserves for employee severance payments, $53 million for real estate exit-related payments and the remaining Merger-related reserve in the amount of $22 million. We had identified 11,500 employees to be terminated as part of the 2002 restructuring and prior plans and as of December 31, 2003, these employee reductions were complete. As the employee reduction portion of the 2002 restructuring and prior plans were complete and actual costs were less than originally estimated, we reversed $18 million of the restructuring reserve during the year ended December 31, 2003. This reversal included $15 million of severance reserves and $3 million of real estate exit reserves. The remaining restructuring reserve for the 2002 restructuring plan includes $7 million for severance payments, which we expect to utilize during 2004, and $400 million for real estate exit costs. The real estate exit costs are to be utilized over the next several years.

2002 Activities

        During the year ended December 31, 2002, in response to shortfalls in employee reductions as part of the 2001 restructuring plan (as discussed below) and due to continued declines in our revenue and general economic conditions, we identified employee reductions in various functional areas and permanently exited a number of operating and administrative facilities. In connection with that restructuring, we established a restructuring reserve and recorded a charge of $299 million to our 2002 consolidated statement of operations to cover the costs associated with these actions, as more fully described below.

		Year Ended December 31, 2002
	January 1, 2002 Balance				December 31, 2002 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2002 restructuring plan	$—	$299	$135	$—	$164
2001 restructuring plan	790	71	365	135	361
Merger-related	111	—	36	53	22

Total	$901	$370	$536	$188	$547

        The 2002 restructuring reserve included $179 million related to severance and $120 million for real estate exit costs. During the year ended December 31, 2002, $123 million of the reserve was utilized for severance benefits and $12 million was utilized for real estate exit costs. Relative to our 2001 plan, $172 million of the reserve was utilized for severance payments and $193 million was utilized for real estate exit costs. Also, during the year ended December 31, 2002, we accrued an additional $71 million for additional 2001 restructuring plan real estate exit costs and reversed $135 million of the 2001 restructuring plan reserves. The 2001 restructuring plan reversal was comprised of $113 million of severance costs and $22 million of over accrued real estate exit costs. The 2001 plan included 10,000 anticipated terminations and as of December 31, 2002, we had terminated 7,000 employees.

        During the year ended December 31, 2002, we utilized $36 million of Merger-related reserves established during 2000, primarily for contractual and legal settlements and reversed $53 million of the Merger-related reserves as the employee reductions and contractual settlements were complete. The remaining Merger-related reserve represents contractual obligations paid in 2003.

  Cumulative Plan Utilization

        The following table outlines our cumulative utilization of the 2004, 2003, 2002 and prior restructuring plans during 2004.

	December 31, 2004—Cumulative Utilization
	Severance and Related	Real Estate Exit and Related	Total
	(Dollars in millions)
2004 restructuring plan	$95	$—	$95
2003 restructuring plan	66	5	71
2002 restructuring and prior plans	1,110	1,324	2,434

Total cumulative utilization	$1,271	$1,329	$2,600

Note 10: Other Financial Information

Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following:

	December 31,
	2004	2003
	(Dollars in millions)
Accrued interest	$287	$268
Employee compensation	483	500
Accrued property and other taxes	358	408
Accrued facilities costs	320	346
Current portion of state regulatory and other legal reserves	292	196
Restructuring reserves	146	147
Other	404	410

Total accrued expenses and other current liabilities	$2,290	$2,275

Other Long-Term Liabilities

        Other long-term liabilities include principally restructuring liabilities, reserves for contingencies and litigation, and the Calpoint obligations that are described below. Restructuring liabilities are discussed in Note 9—Restructuring Charges and other significant items are discussed below and in Note 17—Commitments and Contingencies.

        On November 12, 2003, we entered into a settlement of the disputes with certain of our insurance carriers related to, among other things, the investigations and securities actions described in Note 17—Commitments and Contingencies in this report. The settlement involved, among other things, an additional payment by us of $157.5 million, and in return, the insurance carriers paid $350 million into trust. Of the $350 million, $150 million in cash was made available for our benefit and has been used to reimburse defense costs incurred by us. Another $143 million in cash and $57 million in irrevocable letters of credit, totaling $200 million, was set aside to cover losses we may incur and the losses of individual insureds who release the insurance carriers in connection with the settlement. We consolidated the trust assets and the remaining deferred credit of $43 million into our consolidated balance sheet as of December 31, 2003. In July 2004, we reached agreement with certain individual insureds as to the use and allocation of the $143 million in cash and $57 million in irrevocable letters of credit that were placed in trust for the benefit of us and insureds. In the year ended December 31, 2004, we received $30 million from the irrevocable letters of credit for reimbursement of defense costs incurred by us. The insurance proceeds are subject to claims by us and other insureds for, among other things, the cost of defending certain of the matters described in Note 17 and, as a result, such proceeds are being depleted over time.

        As of December 31, 2004, we have a liability of $235 million, of which $131 million is long term related to the termination of our Calpoint LLC ("Calpoint") services agreement. We entered into a services agreement with Calpoint in 2001. In connection with this arrangement, we also agreed to pay monthly services fees directly to the trustee that serves as a paying agent on debt instruments issued by special purpose entities sponsored by Calpoint. This unconditional purchase obligation required us to pay at least 75% of the monthly service fees for the entire term of the agreement, regardless of whether Calpoint provided us service. In September 2003, we terminated our services arrangement with Calpoint. We paid to terminate the services agreement, but will continue to make payments to a trustee related to the unconditional purchase obligation. As a result of this transaction, in September 2003, we recorded a liability of $346 million for the net present value of the remaining obligation that will be paid through 2006.

Note 11: Employee Benefits

Pension, Post-retirement and Other Post-employment Benefits

        We have a noncontributory defined benefit pension plan (the "Pension Plan") for substantially all management and occupational (union) employees. In addition to this tax qualified Pension Plan we also operate a non-qualified pension plan for certain highly compensated employees and executives (the "Non-Qualified Pension Plan"). We maintain post-retirement healthcare and life insurance plans that provide medical, dental, vision and life insurance benefits for certain retirees. We also provide post-employment benefits for certain other former employees. As of December 31, 2004 and 2003, shares of our common stock and ownership of our debt accounted for less than 0.5% of the assets held in the pension plans and post-retirement benefit plans.

        Management employees who retain retiree medical and life benefits and retired after December 31, 1990 began paying contributions toward the cost of their retiree medical and life benefits effective January 1, 2004. The current collective bargaining agreement for our occupational (union) employees provides that those who retire after December 31, 1990 will begin paying contributions toward retiree medical benefits once they exceed our healthcare cost caps, but no sooner than January 2006.

        The Pension Plan features a traditional service-based program as well as a cash balance program. Participants in the service-based program include all union employees, and management employees that had reached 20 years of service by December 31, 2000 or who would be service pension eligible by December 31, 2003. The cash balance program covers management employees hired after December 31, 2000 and management employees who did not have 20 years of service by December 31, 2000 or who would not be service pension eligible by December 31, 2003. Future benefits in the cash balance plan are based on 3% of pay while actively employed plus an investment return. The minimum investment return an employee's account can earn in a given year is based upon the Treasury Rate and the employee's account balance at the beginning of the year.

        Effective August 11, 2000, the Pension Plan provided additional pension benefits to certain plan participants who were involuntarily separated from employment with us. By amendment executed on March 17, 2003 the Pension Plan was amended to provide such termination benefits through June 30, 2003. The amount of the benefit is based on pay and years of service. For 2004, 2003 and 2002, the amounts of additional termination benefits paid were $1 million, $73 million and $226 million, respectively. In addition, special termination benefits of $3 million were paid from the Non-Qualified Pension Plan to certain executives during 2002.

        Pension and post-retirement healthcare and life insurance benefits earned by employees during the year, as well as interest on projected benefit obligations, are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Cost for the pension and post-retirement plans are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined using the projected unit credit method.

        Our funding policy is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due. No pension funding was required in 2004 or 2003 and as of December 31, 2004 and 2003; the fair value of the assets in the qualified pension trust exceeded the accumulated benefit obligation of the qualified Pension Plan. During 2004 and 2003, we made contributions of $14 million and $8 million, respectively to the post-retirement healthcare trust. In addition we made payments of $190 million and $136 million directly to benefit providers in 2004 and 2003 respectively. We expect to contribute approximately $6 million to the post-retirement healthcare trust during 2005.

Expected Cash Flows

        The benefit payments, which reflect expected future services, are expected to be paid by us and from plan assets as follows:

	Pension Plan	Non-Qualified Pension Plan	Post-retirement Benefit Plan
	(Dollars in millions)
2005	$725	$4	$416
2006	738	3	386
2007	751	8	402
2008	763	9	414
2009	771	10	424
2010—2014	$3,855	$21	$2,156

        The components of the net pension credit, non-qualified pension benefit cost and post-retirement benefit cost are as follows:

	Pension Cost (Credit) Years Ended December 31,			Non-Qualified Pension Cost Years Ended December 31,			Post-retirement Benefit Cost Years Ended December 31,
	2004	2003	2002	2004	2003	2002	2004	2003	2002
	(Dollars in millions)
Service cost	$164	$170	$154	$2	$4	$3	$21	$23	$27
Interest cost	567	601	601	3	3	5	354	389	328
Expected return on plan assets	(773)	(858)	(925)	—	—	—	(131)	(135)	(191)
Amortization of transition asset	(63)	(71)	(76)	2	2	2	—	—	—
Amortization of prior service cost	(5)	—	—	—	—	—	(47)	(20)	(20)
Plan settlement	—	—	11	—	—	2	—	—	—
Special termination benefits	—	—	—	—	—	3	—	—	—
Recognized net actuarial (gain) loss	6	—	—	1	—	2	87	101	(23)

Net (credit) cost included in current earnings (loss)	$(104)	$(158)	$(235)	$8	$9	$17	$284	$358	$121

        The net pension cost (credit) is allocated between cost of sales and selling, general and administrative expense in the consolidated statements of operations.

        The measurement dates used to determine pension and other postretirement benefit measurements for the plans are December 31, 2004, 2003 and 2002. The actuarial assumptions used to compute the net pension cost (credit), non-qualified pension benefit cost and post-retirement benefit cost are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Cost (Credit)			Non-Qualified Pension Cost			Post-retirement Benefit Cost
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Beginning of the year:
Discount rate	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Rate of compensation increase	4.65%	4.65%	4.65%	4.65%	4.65%	4.65%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	8.50%	9.00%	9.40%	N/A	N/A	N/A	8.50%	9.00%	9.40%
Initial healthcare cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	10.00%	10.00%	8.25%
Ultimate healthcare cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	N/A	N/A	N/A	2014	2013	2007

N/A—not applicable

        Following is an analysis of the change in the projected benefit obligation for the pension, non-qualified pension and post-retirement benefit plans for the years ended December 31, 2004 and 2003:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-retirement Benefit Plan Years Ended December 31,
	2004	2003	2004	2003	2004	2003
	(Dollars in millions)
Benefit obligation accrued at beginning of year	$8,960	$8,741	$48	$71	$6,076	$5,708
Service cost	164	170	2	4	21	23
Interest cost	567	601	3	3	354	389
Actuarial loss (gain)	207	513	10	(18)	(184)	378
Plan amendments	(14)	(40)	—	—	(78)	(15)
Special termination benefits	1	73	—	—	—	—
Plan settlements	—	8	—	—	—	—
Business divestitures	—	(91)	—	—	—	(24)
Benefits paid	(956)	(1,015)	(4)	(12)	(391)	(383)

Benefit obligation accrued at end of year	$8,929	$8,960	$59	$48	$5,798	$6,076

Accumulated benefit obligation	$8,658	$8,480	$53	$41	$5,798	$6,076

        The actuarial assumptions used to compute the funded (unfunded) status for the plans are based upon information available as of the end of the respective year and are as follows:

	Pension Plan		Non-Qualified Pension Plan		Post-retirement Benefit Plan
	2004	2003	2004	2003	2004	2003
End of the year:
Discount rate	5.75%	6.25%	5.75%	6.25%	5.75%	6.25%
Rate of compensation increase	4.65%	4.65%	4.65%	4.65%	N/A	N/A
Initial healthcare cost trend rate	N/A	N/A	N/A	N/A	10.00%	10.00%
Ultimate healthcare cost trend rate	N/A	N/A	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	N/A	2010	2014

N/A—not applicable

        Following is an analysis of the change in the fair value of plan assets for the pension, non-qualified pension and post-retirement benefit plans for the years ended December 31, 2004 and 2003:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-retirement Benefit Plan Years Ended December 31,
	2004	2003	2004	2003	2004	2003
	(Dollars in millions)
Fair value of plan assets at beginning of year	$9,010	$8,427	$—	$—	$1,659	$1,565
Actual gain (loss) on plan assets	1,079	1,702	—	—	180	333
Net contributions to trust and benefit providers	—	—	4	12	204	144
Business divestitures	—	(104)	—	—	—	—
Benefits paid	(956)	(1,015)	(4)	(12)	(391)	(383)

Fair value of plan assets at year end	$9,133	$9,010	$—	$—	$1,652	$1,659

        The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans as of December 31, 2004 and 2003:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-retirement Benefit Plan Years Ended December 31,
	2004	2003	2004	2003	2004	2003
	(Dollars in millions)
Funded (unfunded) status	$204	$50	$(59)	$(48)	$(4,146)	$(4,417)
Unrecognized net actuarial loss	1,037	1,142	16	6	992	1,312
Unamortized prior service cost (benefit)	(49)	(40)	1	1	(144)	(113)
Unrecognized transition (asset) obligation	—	(63)	5	7	—	—

Prepaid benefit (accrued cost)	$1,192	$1,089	$(37)	$(34)	$(3,298)	$(3,218)

        The prepaid benefit of the pension plan is included in other assets on our consolidated balance sheet. The accrued cost of the non-qualified pension plan and the accrued cost for the post-retirement benefit plan are included in post-retirement and other post employment benefit obligations on our consolidated balance sheet. Also included in that line are post-employment benefits accruals, primarily long-term disability insurance and workers compensation.

        The weighted-average asset allocations for the benefit plans at December 31, 2004 and 2003 by asset category are as follows:

	Pension Plan Years Ended December 31,		Non-Qualified Pension Plan Years Ended December 31,		Post-Retirement Benefit Plan Years Ended December 31,
	2004	2003	2004	2003	2004	2003
Equity Securities	62%	63%	N/A	N/A	58%	59%
Debt Securities	23%	24%	N/A	N/A	30%	35%
Real Estate	7%	6%	N/A	N/A	3%	1%
Other	8%	7%	N/A	N/A	9%	5%

Total	100%	100%	N/A	N/A	100%	100%

N/A—not applicable

        The investment objective for the benefit plans is to provide an attractive risk-adjusted return that will ensure the payment of benefits and protect against the risk of substantial investment losses. Investment risk is managed by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. Derivative instruments (primarily exchange-traded futures, forwards and options) are used to reduce risk as well as enhance return.

        The asset mix, or the percent of the trust held in each asset class, takes into account benefit obligations, risk/return requirements and the outlook for the financial markets. Given the long-term nature of our benefit obligations, the benefit plans have a significant weighting to equities, which have a higher expected return. As of year-end, the actual asset mix is within the 50%-70% policy allocation range for equities and the 30%-50% policy allocation range for non-equities (debt, real estate and other).

        In computing the pension and post-retirement benefit costs, we must make numerous assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rate, expected rate of return on plan assets and expected future cost increases. Two of these items generally have the most significant impact on the level of cost: (1) discount rate and (2) expected rate of return on plan assets.

        Annually, we set our discount rates primarily based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the pension benefits. In making this determination we consider, among other things, the yields on Moody's AA corporate bonds and the Citigroup pension liability index as of year-end.

        The expected rate of return on plan assets is the long-term rate of return we expect to earn on trust assets. The rate of return is determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets.

        To compute the expected return on Pension Plan assets, we apply an expected rate of return to the market-related asset value of the Pension Plan assets. The market-related asset value is a computed value that recognizes changes in fair value of plan equity assets over a period of time, not to exceed five years. This method has the effect of reducing the impact on expense from annual market volatility that may be experienced from year to year. As a result, our expected return is not significantly impacted by the actual return on Pension Plan assets experienced in any given year.

        A change of one percent in the assumed initial healthcare cost trend rate would have had the following effects in 2004:

	One Percent Change
	Increase	Decrease
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$25	$(21)
Effect on accumulated post-retirement benefit obligation (balance sheet)	$383	$(326)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. We sponsor several post-retirement healthcare plans that provide prescription drug benefits, which we deem actuarially equivalent to Medicare Part D. We recognized the impact of the federal subsidy on the calculation of our accumulated post-retirement benefit obligation and net post-retirement benefit costs. In accordance with FASB Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", we recognized a $235 million reduction of our accumulated post-retirement benefit obligation using our December 31, 2003 measurement date. The effect of the subsidy reduced our net periodic post-retirement benefit cost by $33 million ($33 million after tax).

Other Benefit Plans

  401(k) Plan

        We currently sponsor a qualified defined contribution benefit plan covering substantially all management and occupational (union) employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the Internal Revenue Service ("IRS"). Currently, we match a percentage of employee contributions in cash. Prior to May 2004 we matched this percentage in shares of our common stock. As a result of our failure to file in a timely manner various of our quarterly reports on Form 10-Q and our failure to file our Annual Report on Form 10-K, beginning in August 2002, we temporarily suspended the investment of employee contributions in our common stock. During the fourth quarter of 2003, we filed with the SEC our 2003 quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2002 (the "2002 Form 10-K"). We then restored the discretionary investment of employee contributions in our common stock beginning in February 2004. As of December 31, 2004, the assets of the plan included approximately 77 million shares of our common stock as a result of the combination of our employer match and participant directed contributions. We made cash contributions in connection with our 401(k) plan of $44 million in 2004. In addition, we made contributions of our common stock valued at $33 million and $76 million in 2004 and 2003, respectively.

  Deferred Compensation Plans

        We sponsor several non-qualified unfunded deferred compensation plans for various groups that include certain of our current and former management and highly compensated employees. Certain of these plans are open to new participants. Participants in these plans may, at their discretion, invest their deferred compensation in various investment choices including our common stock.

        Our deferred compensation obligations for these plans are included in our consolidated balance sheet in other long-term liabilities. Shares of our common stock owned inside the plans are treated as treasury stock and are included at cost in the consolidated balance sheet in treasury stock. Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the investment values are recorded in our consolidated statement of operations. The deferred compensation liability as of December 31, 2004 and 2003 was $21 million and $24 million, respectively. The value of the deferred compensation plans' assets were $11 million and $33 million at December 31, 2004 and 2003, respectively, and is included in other long-term assets in the consolidated balance sheets.

  Deferred Compensation Plan for Non-employee Directors

        We sponsor a deferred directors' fees plan for members of our current and former Board. Under this plan, directors may, at their discretion, elect to defer all or any portion of the directors' fees for the upcoming year for services they perform as directors of the Company. In the plan for the members of the current Board, we match 50% of the fees that are contributed to the plan. Participants in the plan are fully vested in both their deferred fees and the matching contribution. Subject to the terms of the plan, participants can suspend or change their election to defer fees to be earned and paid in future calendar years.

        Quarterly, we credit the director's account with "phantom units", which are held in a notational account. Each phantom unit represents a value equivalent to one share of our common stock and is subject to adjustment for cash dividends payable to our stockholders as well as stock dividends and splits, consolidations and the like that affect shares of our common stock outstanding. Subject to the terms of the plan, each director's account will be ultimately distributed at the time elected in advance by the director or upon termination of the plan and in a form elected in advance by the director, which may be in: (i) a lump-sum payment; (ii) annual cash installments over periods up to 10 years; or (iii) some other form selected by our Executive Vice President—Chief Human Resources Officer (or his or her designee). A change in our stock price of one dollar would not result in a significant expense impact to our consolidated financial statements.

        Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the value of our common stock are recorded in our consolidated statement of operations. The deferred compensation liability as of December 31, 2004 for the plan was $4 million and the expense associated with this plan was not significant during 2004. However, depending on the extent of appreciation in the value of our common stock, expenses incurred under this plan could become significant in subsequent years.

Note 12: Stock Incentive Plans

Stock Options

        Prior to the Merger, U S WEST adopted stock plans under which it could grant awards in the form of stock options, stock appreciation rights, restricted stock and phantom units, as well as substitute stock options and restricted stock awards. In connection with the Merger, all U S WEST options outstanding prior to the Merger announcement became fully vested. Options granted after that date and prior to June 30, 2000 continue to vest according to the vesting requirements in the plan.

        On June 23, 1997, pre-Merger Qwest adopted the Equity Incentive Plan. This plan was most recently amended and restated on October 4, 2000 and permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants. The maximum number of shares of our common stock that may be issued under the Equity Incentive Plan at any time pursuant to awards is equal to 10% of the aggregate number of our common shares issued and outstanding reduced by the aggregate number of options and other awards then outstanding under the Equity Incentive Plan or otherwise. Issued and outstanding shares are determined as of the close of trading on the New York Stock Exchange on the preceding trading day. Since the Merger, all option grants have been issued from this plan. As of December 31, 2004, the maximum number of shares of our common stock available for issuance under the Equity Incentive Plan was 182 million, with 127 million shares underlying outstanding options and 55 million shares available for issuance pursuant to new awards.

        As a result of our failure to file with the SEC various of our quarterly reports on Form 10-Q and our failure to file our 2002 Form 10-K, beginning in August 2002, we temporarily suspended the ability of option holders to exercise their vested options. During the fourth quarter of 2003, we filed with the SEC our 2003 quarterly reports on Form 10-Q and our 2002 Form 10-K. We then restored the ability of option holders to exercise vested options beginning in January 2004.

        The Compensation and Human Resources Committee of our Board, or its delegate, approves the exercise price for each option. Stock options generally have an exercise price that is at least equal to the fair market value of the common stock on the date the stock option is granted, subject to certain restrictions. Stock option awards generally vest in equal increments over the vesting period of the granted option (generally three to five years). Unless otherwise provided by the Compensation and Human Resources Committee, our Equity Incentive Plan provides that, on a "change in control", all awards granted under the Equity Incentive Plan will vest immediately. Options that we granted to our employees from June 1999 to September 2002 typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Since September 2002, options that we grant to our executive officers (vice president level and above) typically provide for accelerated vesting and an extended exercise period upon a change of control and options that we grant to all other employees typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Options granted in 2004, 2003 and 2002 have ten-year terms.

        On October 31, 2001, we announced a voluntary stock option exchange offer. Under the terms of the offer and subject to certain restrictions, our employees could exchange all or a portion of their stock options that had an exercise price of $35 or more. The offer was available only to our full-time, non-union employees (excluding 15 senior executives), for options granted by us or U S WEST. Options surrendered by employees were cancelled on November 30, 2001 and new options were issued on June 3, 2002 on a share-for-share basis. On June 3, 2002, 9,655 employees received 26 million stock options in the exchange. The exercise price on the new options is $5.10, the closing market price on the day the new options were granted. The new options vest ratably over a four-year period commencing on June 3, 2002.

        Our stock incentive plans are accounted for using the intrinsic-value method under which no compensation expense is recognized for options granted to employees with a strike price that equals or exceeds the value of the underlying security on the measurement date. In certain instances, the strike price has been established prior to the measurement date, in which event any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests, using the accelerated method described in FIN No. 28. As a result of using the accelerated method, we must occasionally reverse expense previously recorded for options that are forfeited prior to vesting, but after expense has been recorded. This practice has resulted in a net benefit of $2 million for stock compensation in the year ended December 31, 2004, which is a partial reversal of the stock option-based compensation expense of $6 million and $18 million we recorded in the years ended December 31, 2003 and 2002, respectively.

        Summarized below is the activity of our stock option plans for the three years ended December 31, 2004:

	Number of Shares	Weighted Average Exercise Price
	(in thousands)
Outstanding December 31, 2001	105,494	$27.01
Granted	49,701	4.66
Exercised	(34)	5.90
Canceled or expired	(42,841)	19.97

Outstanding December 31, 2002	112,320	$19.81
Granted	31,549	3.60
Exercised	—	—
Canceled or expired	(18,145)	18.13

Outstanding December 31, 2003	125,724	$15.98
Granted	24,305	4.61
Exercised	(794)	2.81
Canceled or expired	(22,261)	11.63

Outstanding December 31, 2004	126,974	$14.65

        Options to purchase 74.5 million, 54.0 million and 49.3 million shares of Qwest common stock at weighted-average exercise prices of $21.31, $25.38 and $28.62 were exercisable at December 31, 2004, 2003 and 2002, respectively.

        The outstanding options at December 31, 2004 have the following characteristics (shares in thousands):

	Outstanding Options			Exercisable Options
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01—$5.00	48,486	8.52	$3.89	8,150	$3.20
$5.01—$10.00	25,820	6.36	5.22	15,519	5.28
$10.01—$20.00	12,570	3.10	16.95	12,061	17.05
$20.01—$30.00	16,760	2.13	27.49	16,647	27.49
$30.01—$40.00	14,536	4.59	33.30	13,786	33.26
$40.01—$60.00	8,802	5.09	43.08	8,350	42.86

Total	126,974	6.01	$14.65	74,513	$21.31

        As required by SFAS No. 123 and SFAS No. 148, "Accounting for Stock-based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123", we have disclosed in Note 2—Summary of Significant Accounting Policies the pro forma amounts as if the fair value method of accounting had been used. These pro forma amounts may not be representative of the effects on reported net income or loss in future years because the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

        Following are the weighted-average assumptions used with the Black-Scholes option-pricing model to estimate the fair value of options granted in 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
Risk-free interest rate	2.8%	2.7%	4.1%
Expected dividend yield	0.0	0.0%	0.0%
Expected option life (years)	4.3	4.4	4.4
Expected stock price volatility	88%	88%	58%
Weighted-average grant date fair value	$3.10	$2.37	$2.25

        Two of the more significant assumptions used in this estimate are the expected option life and the expected volatility, both of which we estimated based on historical information.

Restricted Stock

        In 2004 and 2003, we did not grant any shares of restricted stock under the Equity Incentive Plan. In 2002, we granted 400,000 shares of restricted stock under the Equity Incentive Plan with weighted-average grant date fair values of $6.85 per share. Restricted stock awards granted in 2002 generally vest ratably over four years. Compensation expense of $0 million, $2 million and $13 million was recognized for restricted stock grants in 2004, 2003 and 2002, respectively. We also received into treasury stock approximately 940,000 shares of restricted shares with a cost of $14 million from employees either forfeiting their restricted stock awards or electing to pay withholding taxes with shares in 2004.

Employee Stock Purchase Plan

        We have an Employee Stock Purchase Plan ("ESPP") under which we are authorized to issue shares of our common stock to eligible employees. As a result of our failure to file with the SEC various of our quarterly reports on Form 10-Q and our failure to file our 2002 Form 10-K, we temporarily suspended the ESPP in August 2002. In December 2003, an amended and restated ESPP was approved by the shareholders. Under the amended plan, we are authorized to issue 27 million shares of our common stock to eligible employees. Enrollment in the amended ESPP plan began in January 2004 and the first distribution of stock occurred during the first week of March 2004. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase our common stock at a price of 85% of the fair market value of our common stock on the last trading day of the month in which our common stock is purchased. In the year ended December 31, 2004 approximately 2,257,000 shares were purchased under this plan at weighted-average purchase prices of $3.23 per share. No shares were purchased under this plan in the year ended December 31, 2003 due to the suspension; however, 3,680,443 shares were purchased under this plan at weighted-average purchase prices of $4.12 per share during the year ended December 31, 2002. In accordance with APB No. 25, we do not recognize compensation expense for the difference between the employees' purchase price and the fair market value of the stock.

Note 13: Stockholders' Equity

Common Stock ($0.01 par value)

        We are authorized to issue up to 5.0 billion shares of common stock, par value $0.01 per share. As of December 31, 2004 and 2003, there were 1.817 billion and 1.770 billion shares issued and 1.816 billion and 1.770 billion shares outstanding, respectively.

Preferred Stock ($1.00 par value)

        Under our charter, our Board has the authority, without stockholder approval, to (1) create one or more classes or series within a class of preferred stock, (2) issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized and (3) determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

        As of December 31, 2004, 2003 and 2002, there were 200 million shares of preferred stock authorized but no shares issued or outstanding.

Treasury Stock

  BellSouth Repurchase

        We entered into an agreement with BellSouth in January 2001 under which BellSouth agreed to purchase services valued at $250 million from us over a five-year period (the "2001 Agreement"). The 2001 Agreement included provisions that allowed for termination of the arrangement prior to satisfaction of the entire purchase commitment. The 2001 Agreement also provided that BellSouth could make payments for the services in our common stock based upon values as specified in the 2001 Agreement.

        During the first quarter of 2002, we received approximately 278,000 shares of our common stock valued at $13 million from BellSouth in partial satisfaction of the $16 million accounts receivable outstanding at December 31, 2001. In addition, in accordance with the 2001 Agreement, we used $12 million of the $18 million in cash received from certain BellSouth affiliates to purchase approximately 253,000 shares of our common stock. The fair value of the stock tendered in the first quarter of 2002 of $5 million was recorded in treasury stock. The $20 million difference between (i) the fair value of the shares and (ii) the value assigned to the shares in the 2001 Agreement of $25 million was recorded as a reduction to additional paid-in capital.

        The 2001 Agreement was cancelled as of January 16, 2002. At that time, we entered into a second agreement with BellSouth under which BellSouth committed to purchase from us $350 million in services payable in cash over a four-year period. In consideration for terminating the 2001 Agreement, we gave BellSouth a non-cash credit of $71 million that we have included in our consolidated balance sheet as a deferred sales discount. The deferred sales discount will reduce revenue from BellSouth proportionately as we provide services under the new agreement. We reduced our revenue by $33 million, $17 million and $17 million in 2004, 2003 and 2002 related to the amortization of the deferred sales discount.

  Debt for Equity Exchange

        During 2004, we issued 36.4 million shares of our common stock with an aggregate value of $144 million in exchange for certain outstanding debt.

        During 2003, we issued 52.5 million shares of our common stock with an aggregate value of $202 million in exchange for certain outstanding debt.

        During the first quarter of 2002, we issued 9.88 million shares of our common stock in exchange for certain outstanding debt. During 2003, the remaining treasury shares related to the BellSouth repurchase were issued in connection with certain debt-for-stock exchanges. The average cost of treasury shares issued was $42.53 per share.

  Deferred Compensation—Rabbi Trust

        Rabbi trusts established in 2000 for two of our deferred compensation plans held 168,000 and 327,000 shares of our common stock with a cost of $7 million and $15 million at December 31, 2004 and 2003 respectively. Our shares held by the Rabbi trusts are accounted for as treasury stock, but are considered outstanding for legal purposes.

Other Comprehensive (Loss) Income

        Other comprehensive (loss) income in the consolidated statement of stockholders' (deficit) equity includes the following components:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Unrealized gains on available-for-sale marketable securities, net of reclassification adjustments	$13	$3	$36
Foreign currency translation (losses) gains	4	(4)	40
Income tax (provision) benefit related to items of other comprehensive income	—	(1)	(30)

Other comprehensive (loss) income	$17	$(2)	$46

        Embedded in net unrealized gains and losses on available-for-sale marketable securities are reclassification adjustments. Reclassification adjustments are comprised of amounts that have been removed from other comprehensive income (loss) in the consolidated statement of stockholders' deficit and recognized in income or loss from operations in our consolidated statements of operations during the periods cited below:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Reversal of unrealized net gains on investments	$13	$3	$39
Other-than-temporary gains charged to income or loss	—	—	—
Reversal of foreign currency translation gain	—	—	40
Income tax expense related to items reclassified into income or loss	—	(1)	(31)

Total reclassification adjustments	$13	$2	$48

Earnings Per Share

        The weighted-average number of shares used in computing basic and diluted income (loss) per share for the years ended December 31, 2004, 2003 and 2002 was 1.801 billion, 1.739 billion and 1.682 billion, respectively. For the years ended December 31, 2004, 2003 and 2002, the effect of approximately 127 million, 126 million and 112 million, respectively, of outstanding stock options was excluded from the calculation of diluted income (loss) per share because the effect was anti-dilutive.

Dividends

        We did not declare any dividends during 2004, 2003 and 2002.

Note 14: Income Taxes

        We are currently generating net operating loss carryforwards for tax purposes and cannot recognize the tax benefit associated with the losses under generally accepted accounting principles. The $88 million expense we recognized in 2004 is primarily related to the adjustment of our accrued liability for uncertain tax positions or strategies ("Uncertain Tax Positions"), including $158 million related to the Contested Liability Acceleration Strategy ("CLAS") offset by reductions in expected liability for other Uncertain Tax Positions and investment tax credit amortization. We will not recognize income tax benefits for future net operating losses until we generate taxable income. An income tax provision will continue to be recognized for changes in our expected liability for Uncertain Tax Positions

        In the second quarter of 2004, we recorded income tax expense of $136 million primarily related to a change in the expected timing of deductions related to our tax strategy, referred to as CLAS, which we implemented in 2000. CLAS is a strategy that sets aside assets to provide for the satisfaction of asserted liabilities associated with litigation in a tax efficient manner. CLAS accelerated deductions for contested liabilities by placing assets for potential litigation liabilities out of the control of the Company and into trusts managed by a third-party trustee. In July 2004, we were formally notified by the IRS that it was contesting the CLAS tax strategy. Also in July 2004, in connection with the preparation of our financial statements for the fiscal quarter ended June 30, 2004, and as a result of a series of notices on CLAS strategies issued by the IRS and the receipt of legal advice with respect thereto, we adjusted our accounting for CLAS as required by SFAS No. 109. The change in expected timing of deductions caused an increase in our liability for uncertain tax positions and a corresponding increase in our net operating loss carry-forwards ("NOLs"). Because we are not currently forecasting future taxable income sufficient to realize the benefits of this increase in our NOLs, we recorded an increase in our valuation allowance on deferred tax assets as required by SFAS No. 109. Additionally, in September 2004 the IRS proposed a penalty of $36 million on this strategy. The Company believes that the imposition of a penalty is not appropriate as it acted in good faith in implementing this tax strategy in reliance on two contemporaneous tax opinions and adequately disclosed this transaction to the IRS in its initial and subsequent tax returns. We intend to vigorously defend our position on this and other tax matters.

        In the fourth quarter of 2004, the IRS billed us for additional taxes due for past years. This billing relates to the preparation of a carryback claim from the year 2000, and resulted in additional Alternative Minimum Tax ("AMT") due. The payment of this AMT liability results in AMT Credit carryforwards the majority of which we expect to realize as a reduction in any payments we make against our liabilities for uncertain tax positions. We have paid $186 million, including $16 million for interest, for this matter.

        The components of the income tax expense (benefit) from continuing operations are as follows:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Current tax (benefit) provision:
Federal	$94	$—	$(239)
State and local	6	6	6

	100	6	(233)

Deferred tax (benefit) provision:
Federal	—	(441)	(3,299)
State and local	(12)	(84)	(642)
Valuation allowance established due to change in judgment regarding realization of deferred tax assets	—	—	1,677

	(12)	(525)	(2,264)

Income tax expense (benefit)	$88	$(519)	$(2,497)

        The effective tax rate for our continuing operations differs from the statutory tax rate as follows:

	Years Ended December 31,
	2004	2003	2002
	(in percent)
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes—net of federal effect and tax benefit of losses not recognized	0.3	2.8	2.1
Non-deductible KPNQwest investment write down and losses	—	—	(1.5)
Non-deductible goodwill impairment and amortization	—	—	(14.8)
Non-deductible Securities and Exchange Commission settlement	(5.1)	—	—
Uncertain Tax Position changes	(6.1)	—	—
Other	(0.4)	0.1	(0.1)
Federal tax benefit from loss not recognized	(28.8)	(9.6)
Valuation allowance established due to change in judgment regarding realization of deferred tax assets	—	—	(8.3)

Effective income tax rate	(5.1)%	28.3%	12.4%

        The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2004	2003
	(Dollars in millions)
Net operating loss carryforwards	2,019	$1,615
Post-retirement benefits and pensions	909	822
State deferred taxes—net of federal effect	356	281
Other	552	648

	3,836	3,366
Valuation allowance on deferred tax assets	(2,622)	(1,872)

Net deferred tax assets	1,214	1,494

Property, plant and equipment and intangible assets	(835)	(805)
State deferred taxes—net of federal effect	(124)	(126)
Other	(224)	(525)

Total deferred tax liabilities	(1,183)	(1,456)

Net deferred tax assets	$31	$38

        Our net deferred tax asset is allocated between current and long term. At December 31, 2004 the current deferred liability of $7 million is included in accrued expenses and other current liabilities and the $38 million long term asset is included other long-term assets. At December 31, 2003 the current deferred asset of $159 million is included in prepaid and other assets and the $121million long-term liability is included in other long-term liabilities.

        We paid $164 million in net income tax and received $67 million and $272 million in net income tax refunds in 2004, 2003 and 2002, respectively.

        As of December 31, 2004, we had a net operating loss carryforward of approximately $6 billion that will expire between 2011 and 2024. Unused net operating losses generated by pre-Merger Qwest are subject to special rules in the Internal Revenue Code ("IRC"). IRC Section 382 limits the amount of income that may be offset each year by unused net operating losses arising prior to a merger. The annual limitations are based upon the value of the acquired company at the time of the Merger multiplied by the federal long-term tax-exempt interest rate in effect at that date. Any unused limitation may be carried forward and added to the next year's limitations. We do not expect this limitation to impact Qwest's ability to utilize its net operating losses against future taxable income.

        In the second quarter of 2002, we recorded a non-cash charge of $1.677 billion to establish a valuation allowance against the 2002 net federal and state deferred tax assets. We charged an additional $750 million and $195 million in 2004 and 2003 respectively, to maintain the valuation allowance at a level sufficient to reduce our deferred tax assets to an amount we believe is recoverable. The valuation allowance is determined in accordance with the provisions of SFAS No. 109, which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance.

        In the first quarter of 2004, we changed our state tax rate based on a review of our state apportionment factors and the current tax rate of the states where we conduct business. The change resulted in a $26 million state deferred tax benefit, which was offset by a corresponding increase in our valuation allowance.

        We had unamortized investment tax credits of $79 million and $97 million as of December 31, 2004 and 2003, respectively, included in other long-term liabilities on our consolidated balance sheets. These investment tax credits are amortized over the lives of the related assets. At the end of 2004 we also have $66 million ($43 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2008 and 2018, if not utilized.

Note 15: Segment Information

        Our three segments are (1) wireline, (2) wireless and (3) other services. Until September 2003, we operated a fourth segment, our directory publishing business, which, as described in Note 4—Assets Held for Sale including Discontinued Operations in this report, has been classified as discontinued operations and accordingly is not presented in our segment results below. Our chief operating decision maker ("CODM"), regularly reviews the results of operations at a segment level to evaluate the performance of each segment and allocate capital resources based on segment income as defined below.

        Segment income consists of each segment's revenue and direct expenses. Segment revenue is based on the types of products and services offered as described below. Segment expenses include employee-related costs, facility costs, network expenses and non-employee related costs such as customer support, collections and marketing. We manage indirect administrative services costs such as finance, information technology, real estate and legal centrally; consequently, these costs are allocated to the other segment. We manage depreciation, amortization, interest expense, interest income and other income (expense) on a total company basis. As a result, these charges are not allocated to any segment.

        Our wireline segment includes revenue from the provision of voice services and data and Internet services. Voice services consist of local voice services (such as basic local exchange services), long-distance voice services (such as IntraLATA long-distance services and InterLATA long-distance services) and other voice services (such as operator services, public telephone service, enhanced voice services, CPE and collocation services). Voice services revenue is also generated on a wholesale basis from network transport and billing services, wholesale long-distance service revenue (included in long-distance services revenue) and wholesale access revenue (included in local voice services revenue). Data and Internet services include data services (such as traditional private lines, wholesale private lines, frame relay, asynchronous transfer mode and related CPE) and Internet services (such as DSL, dedicated Internet access ("DIA"), virtual private network ("VPN"), Internet dial access, web hosting, professional services and related CPE). Revenue from optical capacity transactions is also included in revenue from data services. Depending on the product or service purchased, a customer may pay an up-front fee, a monthly fee, a usage charge or a combination of these fees and charges.

        Our wireless services are provided through our wholly owned subsidiary, Qwest Wireless. In August 2003, Qwest Wireless entered into a services agreement with a subsidiary of Sprint that allows us to resell Sprint wireless services, including access to Sprint's nationwide personal communications service wireless network, to consumer and business customers primarily within our local service area. We began offering these Sprint services under our brand name in March 2004. Through Qwest Wireless, we continue to operate a wireless network that serves select markets within our local service area, including Denver, Seattle, Minneapolis, Portland and other smaller markets. This network supports a small amount of our wireless customers who have not yet been transitioned onto Sprint's network.

        On July 1, 2004, we entered into an agreement with Verizon Wireless under which Verizon Wireless agreed to acquire all our PCS licenses and related wireless network assets. We expect to close this transaction in the first or second quarter of 2005.

        Our other services segment consists of revenue and expenses from other operations and our centrally managed departments. Other services revenue is predominately derived from subleases of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties. Our other services segment expenses include unallocated corporate expenses for functions such as finance, information technology, legal, marketing services and human resources, which we centrally manage.

        Other than as already described herein, the accounting principles used is the same as those used in our consolidated financial statements. The revenue shown below for each segment is derived from transactions with external customers. Internally, we do not separately track the total assets of our wireline or other segments. As such, total asset information for the three segments shown below is not presented. Also, prior to the fourth quarter of 2004, we excluded restructuring expenses from segment income. However, restructuring expense is now included in the segment information that our CODM uses.

        Segment information for the three years ended December 31, 2004 is summarized in the following table. We have revised the segment expenses and segment income amounts presented for 2003 and 2002 to conform to the way the segment information is currently presented to our CODM.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Operating revenues:
Wireline	$13,260	$13,650	$14,635
Wireless	510	594	694
Other services	39	44	42

Total operating revenue	$13,809	$14,288	$15,371

Operating expenses:
Wireline	$6,977	$7,842	$8,049
Wireless	497	352	506
Other services	3,387	2,951	2,878

Total segment expenses	$10,861	$11,145	$11,433

Segment income (loss):
Wireline	$6,283	$5,808	$6,586
Wireless	13	242	188
Other services	(3,348)	(2,907)	(2,836)

Total segment income	$2,948	$3,143	$3,938

Capital expenditures:
Wireline	$1,351	$1,562	$1,842
Wireless	5	13	55
Other services	375	513	867

Total cash capital expenditures	$1,731	$2,088	$2,764

        The following table reconciles segment operating income to net loss for each of the years ended December 31, 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Segment income	$2,948	$3,143	$3,938
Depreciation	(2,626)	(2,739)	(3,268)
Capitalized software and other intangible assets amortization	(497)	(428)	(579)
Goodwill impairment charge	—	—	(8,483)
Asset impairment charges	(113)	(230)	(10,525)
Total other expense—net	(1,418)	(1,578)	(1,198)
Income tax (expense) benefit	(88)	519	2,497
Income and gain from sale of discontinued operations	—	2,619	1,950
Cumulative effect of accounting change	—	206	(22,800)

Net (loss) income	$(1,794)	$1,512	$(38,468)

        Set forth below is revenue information for the years ended December 31, 2004, 2003 and 2002 for revenue derived from external customers for our products and services.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Operating revenues:
Wireline voice services	$9,427	$9,885	$10,862
Wireline data and Internet services	3,833	3,765	3,773
Wireless services	510	594	694
Other services	39	44	42

Total operating revenues	$13,809	$14,288	$15,371

        We provide a variety of telecommunications services on a national and international basis to global and national businesses, small businesses, governmental agencies and residential customers. It is impractical for us to provide revenue information about geographic areas.

        We do not have any single major customer that provides more than ten percent of the total of our revenues derived from external customers.

Note 16: Related Party Transactions

        In 1999, pre-Merger Qwest and Anschutz Digital Media, Inc. ("ADMI"), a subsidiary of Anschutz Company, formed a joint venture called Qwest Digital Media, LLC ("QDM"), which provided various digital and telephony-based services. At the beginning of 2002, Qwest owned a 75% economic interest and 50% voting interest in QDM, and ADMI owned the remaining 25% economic interest and 50% voting interest. During 2002 in connection with the operation and subsequent shutdown of QDM's business, ADMI and we made several loans to QDM generally in accordance with our respective economic interests in QDM. Neither ADMI or we made any loans to QDM during 2004 and 2003. As of December 31, 2004, the aggregate principal balance and accrued interest outstanding on loans to QDM from ADMI and us was $4.6 million and $12.8 million, respectively. All outstanding balances on loans we made to QDM have been written off as of December 31, 2002.

        In October 1999, we agreed to purchase certain telephony-related assets and all of the stock of Precision Systems, Inc., a telecommunications solutions provider, from ADMI in exchange for a promissory note in the amount of $34 million. The note bears interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. During 2004 and 2003, we paid $2 million and $4 million in interest, respectively, and $4 million and $3 million in principal, on the note, respectively. During 2002 we paid no interest or principal on the note. At December 31, 2004, the outstanding accrued interest on the note was approximately $400,000 and the outstanding principal balance on the note was $26.5 million.

        Pre-Merger Qwest and KPN formed a joint venture, KPNQwest, in April 1999. During 2002 we entered into several transactions with KPNQwest for the purchase and sale of optical capacity assets and the provisioning of services, including but not limited to private line, web hosting, Internet protocol transit and DIA. We made purchases of these assets and services from KPNQwest totaling $169 million in 2002. We recognized revenue on products and services sold to KPNQwest in the amount of $12 million in 2002. Pricing for these services was based on what we believed to be the fair market value at the time the transactions were consummated. Some of KPNQwest's sales to us were in accordance with the distribution agreement with KPNQwest, whereby we were, in certain circumstances, the exclusive distributor of certain of KPNQwest's services in North America. As of December 31, 2001, we had a remaining commitment to purchase up to 81 million Euros (or $72 million based on a conversion rate at December 31, 2001) worth of network capacity through 2002 from KPNQwest. In connection with KPNQwest's bankruptcy, the purchase commitment terminated during June 2002.

        In March 2002, KPNQwest acquired certain assets of Global TeleSystems Europe B.V. ("GTS") for convertible notes of KPNQwest with a face amount of 211 million Euros ($186 million based on a conversion rate at March 18, 2002), among other consideration, under an agreement entered into in October 2001. As disclosed to our Board prior to the acquisition, a subsidiary of Anschutz Company had become a creditor of GTS in 2001. We understand that in 2002 and 2001, as part of a group of GTS bondholders, an Anschutz Company subsidiary also provided interim financing to GTS. In connection with the consummation of KPNQwest's acquisition of the GTS assets, the Anschutz Company subsidiary received a distribution of notes with a face amount of approximately 37 million Euros ($33 million based on a conversion rate at March 18, 2002). We understand that the allocation of notes to the Anschutz Company subsidiary was determined by a creditor committee for GTS that did not include any representatives of Anschutz Company. The KPNQwest notes and the shares referenced above were written down to zero by the Anschutz Company.

Note 17: Commitments and Contingencies

Commitments

  Future Contractual Obligations

        The following table summarizes our future contractual cash obligations as of December 31, 2004:

	Payments Due by Period
	2005	2006	2007	2008	2009	Thereafter	Total
	(Dollars in millions)
Future Contractual Obligations:(1)(2)(3)
Long-term debt	$591	$494	$2,249	$595	$1,315	$12,000	$17,244
Interest on debt(4)	1,496	1,432	1,339	1,202	1,133	7,566	14,168
Capital lease and other obligations	22	19	20	18	15	28	122
Operating leases	324	279	257	231	205	1,393	2,689

Subtotal	2,433	2,224	3,865	2,046	2,668	20,987	34,223
Purchase commitment obligations:
Telecommunications commitments	435	204	122	61	10	—	832
IRU operating and maintenance obligations	20	19	19	19	19	236	332
Advertising and promotion	53	36	31	31	31	214	396
Services	274	264	199	196	166	89	1,188

Total purchase commitment obligations	782	523	371	307	226	539	2,748

Total future contractual obligations	$3,215	$2,747	$4,236	$2,353	$2,894	$21,526	$36,971

(1)
The table does not include our open purchase orders as of December 31, 2004. These are primarily purchase orders at fair value that are cancelable without penalty and are part of normal operations.

(2)
This table does not include accounts payable of $731 million, accrued expenses and other current liabilities of $2.3 billion, and other long-term liabilities of $2.0 billion all of which are recorded on our December 31, 2004 consolidated balance sheet.

(3)
We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support. Future payments under certain services contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to use.

(4)
Interest expense in all years will differ due to future refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2004.

        Capital Leases.    We lease certain office facilities and equipment under various capital lease arrangements. Assets acquired through capital leases during 2004, 2003 and 2002 were $56 million, $36 million and $36 million, respectively. Assets recorded under capitalized lease agreements included in property, plant and equipment consisted of $174 million, $183 million and $391 million of cost less accumulated amortization of $50 million, $80 million and $191 million at December 31, 2004, 2003 and 2002, respectively.

        The future minimum payments under capital leases as of December 31, 2004 are reconciled to our balance sheet as follows:

Capital Lease Obligations
(Dollars in millions)
Total minimum payments	$122
Less: amount representing interest	(45)

Present value of minimum payments	77
Less: current portion	(5)

Long-term portion	$72

        Operating Leases.    Certain office facilities, real estate and equipment are subject to operating leases. We also have easement (or right-of-way) agreements with railroads and public transportation authorities that are accounted for as operating leases. Rent expense under these operating leases was $405 million, $479 million and $504 million during 2004, 2003 and 2002, respectively, net of sublease rentals of $36 million, $33 million and $25 million, respectively. Future contractual obligations for operating leases as reported in the table above have not been reduced by minimum sublease rentals of $232 million to be realized under non-cancelable subleases.

        Employee Benefit Plans.    We offer pension and post-retirement benefits to our employees, some of which are due under contractual agreements. Pension and certain post-retirement benefits are paid through trusts and therefore are not included in this table, as we are not able to reliably estimate future required contributions to the trusts. As of December 31, 2004, our qualified defined benefit pension plan was fully funded. As of December 31, 2004 we recorded a liability in our balance sheet of $3.391 billion for post-retirement and other post-employment benefit obligations. The liability is impacted by various actuarial assumptions and will differ from the sum of the future value of actuarially estimated payments. See further discussion of our benefit plans in Note 11—Employee Benefits.

        Purchase Commitment Obligations.    We have telecommunications commitments with CLECs, IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments generally require us to maintain minimum monthly and/or annual billings, based on usage.

        Included in the telecommunications commitments are purchase commitments that we entered into with KMC in connection with sales of equipment to KMC. At that time we also entered into facilities management services agreements with them. In connection with the KMC arrangements, we also agreed to pay the monthly service fees directly to trustees that serve as paying agents on debt instruments issued by special purpose entities sponsored by KMC. Our remaining purchase obligations under these agreements totaled $171 million as of December 31, 2004. These unconditional purchase obligations require us to pay at least 75% or $128 million as of December 31, 2004, of the monthly service fees for the entire term of the agreements, regardless of whether KMC provides us services. However, we are in dispute with KMC over additional potential amounts as described below.

        A portion of our fiber optic broadband network includes facilities that were purchased or are leased from third parties in the form of IRUs. These agreements are generally 20 to 25 years in length and generally include the requirement for us to pay operating and maintenance fees to a third party for the term of the agreement.

  Letters of Credit and Guarantees

        We maintain letter of credit arrangements with various financial institutions for up to $90 million. At December 31, 2004, the amount of letters of credit outstanding was $32 million.

Contingencies

        Throughout this note, when we refer to a class action as "putative" it is because a class has been alleged, but not certified, in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent.

Investigations and Securities Actions

        The investigations and securities actions described below present material and significant risks to us. The size, scope and nature of the restatements of our consolidated financial statements for 2001 and 2000, which are described in our previously issued consolidated financial statements for the year ended December 31, 2002 (the "2002 Financial Statements"), affect the risks presented by these investigations and actions, as these matters involve, among other things, our prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged our restatement of items in support of their claims. We can give no assurance as to the impacts on our financial results or financial condition that may ultimately result from all of these matters. During 2003 and 2004, we recorded reserves in our financial statements totaling $750 million in connection with these matters. On October 21, 2004, we entered into a settlement with the SEC, concluding a formal investigation concerning our accounting and disclosures, among other subjects, that began in April 2002. The $750 million reserve was reduced by $125 million in December 2004 as a result of a payment in that amount in connection with our SEC settlement. The remaining reserve amount represents a final payment to be made in connection with the SEC settlement in the amount of $125 million and the minimum estimated amount of loss we believe is probable with respect to the securities actions described below.

        We have recorded our estimate of the minimum liability because no estimate of probable loss for these matters is a better estimate than any other amount. If the recorded reserve that will remain after we have paid the amount owed under the SEC settlement is insufficient to cover these other matters, we will need to record additional charges to our statement of operations in future periods. Additionally, we are unable at this time to provide a reasonable estimate of the upper end of the range of loss associated with these remaining matters due to their preliminary and complex nature, and, as a result, the amount we have reserved for these matters is our estimate of the lowest end of the possible range of loss. The ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss we may ultimately incur could be substantially more than the reserve we have provided.

        At this time, we believe that it is probable that a portion of the recorded reserve for the securities actions will be recoverable from a portion of the insurance proceeds that were placed in a trust to cover our losses and the losses of individual insureds following our November 12, 2003 settlement of disputes with certain of our insurance carriers related to, among other things, the investigations and securities actions described below. The insurance proceeds are subject to claims by us and other insureds for, among other things, the costs of defending certain of these matters and, as a result, such proceeds are being depleted over time. In any event, the terms and conditions of applicable bylaws, certificates or articles of incorporation, or agreements or applicable laws may obligate us to indemnify our current and former directors, officers and employees with respect to certain liabilities, and we have been advancing legal fees and costs to many current and former directors, officers and employees in connection with the investigations, securities actions and certain other litigation.

        We continue to defend against the securities actions vigorously and are currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of our recorded reserves could have a significant impact on us, and we can give no assurance that we will have the resources available to pay any such judgment. The magnitude of any settlement or judgment resulting from these actions could materially and adversely affect our ability to meet our debt obligations and our financial condition, potentially impacting our credit ratings, our ability to access capital markets and our compliance with debt covenants. In addition, the magnitude of any such settlement or judgment may cause us to draw down significantly on our cash balances, which might force us to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets.

  Investigations

        On July 9, 2002, we were informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of Qwest's business. We believe the U.S. Attorney's Office is investigating various matters that include the transactions related to the various adjustments and restatements described in our 2002 Financial Statements, transactions between us and certain of our vendors and certain investments in the securities of those vendors by individuals associated with us, and certain prior disclosures made by us. We are continuing in our efforts to cooperate fully with the U.S. Attorney's Office in its investigation. However, we cannot predict the outcome of this investigation or the timing of its resolution.

        As the General Services Administration, or GSA, previously announced in July 2002, it is conducting a review of all contracts with Qwest for purposes of determining present responsibility. On September 12, 2003, we were informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether Qwest should be considered for debarment. We have been informed that the basis for the referral was the February 2003 indictment against four former Qwest employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity Inc. in 2000. On February 2, 2005, we were informed that the Inspector General had made a second referral regarding whether we should be considered for debarment, this one based generally on the matters that are the subject of the complaint filed against Qwest in connection with its settlement with the SEC, and on SEC actions against and settlements with three former Qwest employees in 2003 and 2004 and a fourth action filed against a former Qwest employee in 2004 that is currently pending in the federal district court in Colorado. We are cooperating fully with the GSA and believe that Qwest will remain a supplier of the Federal government; however, if we are not allowed to be a supplier to the Federal government, we would lose the ability to expand the services we could provide to a purchaser of telecommunications services that has historically represented between 2% and 3% of our consolidated annual revenue.

  Securities Actions

        Qwest is a defendant in the securities actions described below. Plaintiffs in these actions have variously alleged, among other things, that Qwest violated federal and state securities laws, engaged in fraud, civil conspiracy and negligent misrepresentation, and breached fiduciary duties owed to investors and current and former employees. Other defendants in one or more of these actions include current and former directors of Qwest, former officers and employees of Qwest, Arthur Andersen LLP, certain investment banks and others.

  •
  Consolidated securities action. Twelve putative class actions purportedly brought on behalf of purchasers of publicly traded securities of Qwest between May 24, 1999 and February 14, 2002, have been consolidated into a consolidated securities action pending in federal district court in

    Colorado. The first of these actions was filed on July 27, 2001. Plaintiffs allege, among other things, that defendants issued false and misleading financial results and made false statements about Qwest's business and investments, including making materially false statements in certain Qwest registration statements. The most recent complaint in this matter seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the putative class will seek damages in the tens of billions of dollars.

  •
  ERISA action. Seven putative class actions purportedly brought on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until January 12, 2004 have been consolidated into a consolidated action in federal district court in Colorado. These suits also purport to seek relief on behalf of the Plan. We expect that an eighth action purportedly brought on behalf of the Plan will also be consolidated into the consolidated action. The first of these actions was filed in March 2002. Plaintiffs assert breach of fiduciary duty claims against us and others under the Employee Retirement Income Security Act of 1974, as amended, alleging, among other things, various improprieties in managing holdings of Qwest stock in the Plan assets. Plaintiffs seek damages, equitable and declaratory relief, along with attorneys' fees and costs and restitution.

  •
  Colorado action. A putative class action purportedly brought on behalf of purchasers of Qwest's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000 is pending in Colorado in the District Court for the County of Boulder. This action was filed on June 27, 2002. Plaintiffs allege, among other things, that the defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make Qwest appear successful and to inflate the value of Qwest's stock. Plaintiffs seek unspecified monetary damages, disgorgement of illegal gains and other relief.

  •
  New Jersey action. An action by the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, is pending in the New Jersey Superior Court, Mercer County. This action was filed on November 27, 2002. New Jersey alleges, among other things, that defendants caused Qwest's stock to trade at artificially inflated prices by employing improper accounting practices and by issuing false statements about Qwest's business, revenues and profits, and contends that it incurred hundreds of millions of dollars in losses. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages.

  •
  CALSTRS action. An action by the California State Teachers' Retirement System, or CalSTRS, is pending in the Superior Court of the State of California in and for the County of San Francisco. This action was filed on December 10, 2002. CalSTRS alleges, among other things, that defendants engaged in a scheme to falsely inflate Qwest's revenue and decrease its expenses so that Qwest would appear more successful than it actually was during the period in which CalSTRS purchased Qwest securities, and asserts that defendants' actions caused it to lose in excess of $150 million invested in Qwest's equity and debt securities. Plaintiffs seek compensatory, special and punitive damages, restitution, pre-judgment interest and costs.

  •
  SURSI action. An action by the State Universities Retirement System of Illinois, or SURSI, is pending in the Circuit Court of Cook County, Illinois. This action was filed on January 10, 2003. SURSI alleges, among other things, that defendants engaged in a scheme to falsely inflate Qwest's revenues and decrease its expenses by improper conduct related to transactions with various customers and suppliers and claims that its losses from investments in Qwest securities are in excess of $12.5 million. SURSI seeks, among other things, compensatory and punitive damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement.

  •
  SPA action. An action by Stichting Pensioenfonds ABP, or SPA, is pending in federal district court in Colorado. This action was filed on February 9, 2004. SPA alleges, among other things, that defendants created a false perception of Qwest's revenues and growth prospects and that its losses from investments in Qwest securities are in excess of $100 million. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys' fees and costs.

  •
  SHC action. An action by Shriners Hospital for Children, or SHC, is pending in federal district court in Colorado. This action was filed on March 22, 2004. SHC alleges, among other things, that defendants issued false and misleading financial reports about Qwest. SHC alleges compensatory damages of approximately $17 million. SHC seeks compensatory and punitive damages, interest, costs and attorneys' fees.

  •
  TRSL action. An action by the Teachers' Retirement System of Louisiana, or TRSL, is pending in federal district court in Colorado. This action was filed on or about March 30, 2004. TRSL alleges, among other things, that defendants issued false and misleading financial reports about Qwest. TRSL alleges compensatory damages of approximately $23 million. TRSL seeks compensatory and punitive damages, interest, costs and attorneys' fees.

  •
  NYC Funds action. An action by a number of New York City pension and retirement funds, or NYC Funds, is pending in federal district court in Colorado. This action was filed on September 22, 2004. NYC Funds allege, among other things, that defendants created a false perception of Qwest's revenues and growth prospects and that their losses from investments in Qwest securities are in excess of $300 million. NYC Funds seek, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys' fees and costs.

KPNQwest Litigation

        A putative class action is pending in the federal district court for the Southern District of New York against Qwest, certain of our former executives who were also on the supervisory board of KPNQwest (in which we were a major shareholder), and others. This lawsuit was initially filed on October 4, 2002 against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest. The second amended complaint alleges, on behalf of certain purchasers of KPNQwest securities, that, among other things, defendants engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and the value of KPNQwest securities. Plaintiffs seek compensatory damages and/or rescission as appropriate against defendants, as well as an award of plaintiffs' attorneys' fees and costs.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court which, as amended, alleges, among other things, that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with investments by plaintiffs in securities of KPNQwest. Qwest is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio, Qwest's former Chairman and Chief Executive Officer, and John McMaster, the former President and Chief Executive Officer of KPNQwest. Plaintiffs claim to have lost approximately $10 million in their investments in KPNQwest.

        On June 25, 2004, J.C. van Apeldoorn and E.T. Meijer, in their capacities as trustees in the Dutch bankruptcy proceeding for KPNQwest, filed a complaint in the federal district court for the District of New Jersey alleging violations of the Racketeer Influenced and Corrupt Organizations Act, and breach of fiduciary duty and mismanagement under Dutch law. Qwest is a defendant in this lawsuit along with Joseph Nacchio, Robert S. Woodruff, Qwest's former Chief Financial Officer, and John McMaster. Plaintiffs allege, among other things, that defendants' actions were a cause of the bankruptcy of

KPNQwest and the bankruptcy deficit of KPNQwest was in excess of $3 billion. Plaintiffs seek compensatory and punitive damages, as well as an award of plaintiffs' attorneys' fees and costs.

        The three KPNQwest litigation matters described above and the KPNQwest matter described in Note 18—Subsequent Events are in preliminary phases and we continue to defend against the three filed cases vigorously and will likewise defend against the fourth matter if it is filed. We have not yet conducted discovery on plaintiffs' possible recoverable damages and other relevant issues. Thus, we are unable at this time to estimate reasonably a range of loss that we would incur if the plaintiffs in one or more of these matters were to prevail. Any settlement or judgment in certain of these matters could be significant, and we can give no assurance that we will have the resources available to pay any such judgment. In the event of an adverse outcome in certain of these matters, our financial condition and our ability to meet our debt obligations could be materially and adversely affected.

Regulatory Matters

        As described below, formal proceedings against us have been initiated with the public utilities commissions in several states alleging, among other things, that we, in contravention of federal and state law, failed to file interconnection agreements with the state commissions and that we therefore allegedly discriminated against various CLECs. The complainants seek fines, penalties and/or carrier credits.

  •
  Minnesota. On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission. On November 1, 2002, the Minnesota Commission issued a written order finding against us. The Minnesota Commission's final, written decision was issued on May 21, 2003 and would require a penalty payment to the state of approximately $26 million and payments of carrier credits of approximately $18 million. Of the $18 million, about $3 million has been released by the carriers in bankruptcy proceedings. The Minnesota Commission, the carriers and Qwest each appealed portions of the decision to the federal district court in Minnesota, and the district court upheld the penalty and vacated the carrier credits. The Minnesota Commission, the carriers and Qwest each have appealed to the Eighth Circuit Court of Appeals.

  •
  Colorado. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Colorado Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs and that offers CLECs credits that could total approximately $9 million. The administrative law judge recommended rejection of the settlement and the initiation of a show cause docket against the company. The administrative law judge's recommendation will come before the Commission on motions for reconsideration.

  •
  New Mexico. On April 29, 2004, the New Mexico Staff recommended penalties totaling $5.05 million. New Mexico CLECs have also requested carrier credits. In December 2004, Qwest, the Staff, the New Mexico Attorney General and party-CLECs entered into and filed for approval a settlement that would resolve all claims for penalties and credits for a total payment of $3.5 million. On January 26, 2005 the administrative law judge certified and recommended approval of the proposed settlement. (See update at Note 18—Subsequent Events)

  •
  Washington. On November 9, 2004, Qwest and the Staff of the Washington Commission entered into a settlement under which Qwest agreed to pay a penalty of $7.8 million. This settlement, which is subject to approval by the Washington Commission, does not require Qwest to provide any credits to CLECs.

  •
  Oregon. Oregon is considering a stipulation between Qwest and the Oregon Staff for the payment of a penalty of approximately $1 million.

        Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        To the extent appropriate we have provided for the above matters. We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

Other Matters

        In January 2001, an amended class action complaint was filed in Denver District Court against Qwest certain former officers and certain current and former directors on behalf of stockholders of U S WEST. The complaint alleges that Qwest had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim Qwest denies. Plaintiffs seek damages of approximately $272 million plus interest, a constructive trust upon Qwest's assets in the amount of the dividend, costs, and attorneys' fees on behalf of the class which was certified by the court on January 31, 2005.

        Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed on various dates in various courts against Qwest on behalf of landowners in California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. The complaints challenge Qwest's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge Qwest's right to install fiber optic cable in utility and pipeline rights-of-way. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit Qwest to install Qwest's fiber optic cable in the right-of-way without their consent. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which Qwest's network passes. The California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which Qwest's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. District court approval of a proposed nationwide settlement of all these matters (except those in Louisiana) was vacated by the Seventh Circuit Court of Appeals in October 2004. This ruling is subject to discretionary review by the Supreme Court of the United States.

        On January 20, 2004, we filed a complaint in the District Court for the City and County of Denver against KMC Telecom LLC and several of its related parent or subsidiary companies (collectively, "KMC"). Subsequently, we filed an amended complaint to name additional defendants, including General Electric Capital Corporation ("GECC"), one of KMC's lenders, and GECC filed a complaint in intervention. We are seeking a declaration that a series of agreements with KMC and its lenders are not effective because conditions precedent were not satisfied and to recoup other damages and attorneys' fees and costs. These agreements would obligate us to pay a net incremental amount of approximately $105 million if determined to be effective. GECC and KMC have asserted counterclaims for declaratory judgment and anticipatory breach of contract. GECC and KMC seek a declaration that the relevant agreements are in effect and claim monetary damages for anticipatory breach of the agreements and their attorneys' fees and costs.

        The IRS proposed a tax adjustment for tax years 1994 through 1996. The principal issue involves Qwest's allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by us. The IRS disputes the allocation of the costs between Qwest and third parties. Similar claims have been asserted with respect to the 1997 to 1998 and the 1998 to 2001 audit periods. The 1994-1996 claim is currently being litigated in the Tax Court, and we do not believe the IRS will be successful, although the ultimate outcome is uncertain. If Qwest were to lose this issue for the tax years 1994 through 1998, we estimate that we would have to pay $57 million plus interest pursuant to tax sharing agreements with the Anschutz Company relating to those time periods.

        In 2004, we recorded income tax expense of $158 million related to a change in the expected timing of deductions related to our tax strategy, referred to as the Contested Liability Acceleration Strategy ("CLAS"), which we implemented in 2000. CLAS is a strategy that sets aside assets to provide for the satisfaction of asserted liabilities associated with litigation in a tax efficient manner. CLAS accelerated deductions for contested liabilities by placing assets for potential litigation liabilities out of the control of the Company and into trusts managed by a third party trustee. In July 2004, we were formally notified by the IRS that it was contesting the CLAS tax strategy. Also in July 2004, in connection with the preparation of our financial statements for the fiscal quarter ended June 30, 2004, and as a result of a series of notices on CLAS strategies issued by the IRS and the receipt of legal advice with respect thereto, we adjusted our accounting for CLAS as required by SFAS No. 109. The change in expected timing of deductions caused an increase in our liability for uncertain tax positions and a corresponding increase in our net operating loss carry-forwards ("NOLs"). Because we are not currently forecasting future taxable income sufficient to realize the benefits of this increase in our NOLs, we recorded an increase in our valuation allowance on deferred tax assets as required by SFAS No. 109. Additionally, in September 2004 the IRS proposed a penalty of $37 million on this strategy. The Company believes that the imposition of a penalty is not appropriate as it acted in good faith in implementing this tax strategy in reliance on two contemporaneous tax opinions and adequately disclosed this transaction to the IRS in its initial and subsequent tax returns. We intend to vigorously defend our position on this and other tax matters.

Note 18: Subsequent Events

        On January 20, 2005, Citibank, N.A., Deutsche Bank AG London, ABN AMRO Bank N.V. and others notified us of their intent to file a complaint in the District Court for the City and County of Denver, State of Colorado, that would allege, among other things, fraud, misrepresentation, breach of fiduciary duty and related aiding and abetting claims, in connection with the origination of a credit facility and subsequent borrowings made by KPNQwest of approximately €300 million under that facility. They have indicated that Qwest would be a defendant in this threatened lawsuit along with Joseph Nacchio, John McMaster, Drake Tempest, Qwest's former General Counsel, and other former employees of Qwest or KPNQwest. Plaintiffs have indicated their intention to seek compensatory damages (including interest), statutory and punitive damages and an award of plaintiffs' attorneys' fees and costs.

        During February and March 2005 we submitted several proposals to the Board of Directors of MCI proposing the acquisition of MCI by us, notwithstanding the fact that MCI had entered into an agreement to be acquired by Verizon Communications Inc. After delivering to MCI our most recent proposal on March 28, 2005, MCI announced it had entered into an amended agreement with Verizon pursuant to which Verizon agreed to increase the amount of consideration it would pay in its proposed acquisition of MCI. We are assessing the situation in order to determine what is in the best interests of shareholders, customers and employees. We cannot provide any assurance as to whether we will be successful in our effort to acquire MCI or, if we are, that we will be able to realize synergies in the amounts, at the times and at the related costs projected, or that regulatory approvals will be received within the timeframe projected and that such approvals will not be materially adverse to the projected operations of the combined company following any merger.

        The New Mexico state regulatory commission is conducting a proceeding to investigate whether we are in compliance with or are likely to meet a commitment that we made in 2001 to invest in communications infrastructure in New Mexico through March of 2006 pursuant to an Alternative Form of Regulation ("AFOR"). Multiple parties filed comments in that proceeding and variously argue that we should be subject to a range of requirements including an escrow account for capital spending, new investment obligations, and customer credits or price reductions. On March 8, 2005, the Commission ruled orally and issued informal "Decision Points." The Commission has not issued a formal written order.

        The Commission's Decision Points state that Qwest's level of investment is significantly below its obligation and the trend in investment expenditures strongly suggests that there will be a major shortfall at the end of the AFOR period unless the Commission addresses the matter. The Decision Points also state that Qwest must invest $788 million over the life of the AFOR plan, and if Qwest fails to satisfy its commitment the shortfall must be credited or refunded to Qwest's customers. The Commission will be opening an enforcement docket to consider, among other things, Qwest's reports of its investments and whether and when to extend credits to Qwest's customers. Qwest will continue to vigorously defend this action, including the Commission's contentions regarding customer credits or refunds; however, this action could result in awards and additional damages that could be significant.

Note 19: Quarterly Financial Data (Unaudited)

	Quarterly Financial Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2004
Operating revenue	$3,481	$3,442	$3,449	$3,437	$13,809
Operating income (loss)	96	(357)	(173)	146	(288)
Loss from continuing operations	(310)	(776)	(569)	(139)	(1,794)
Net loss	(310)	(776)	(569)	(139)	(1,794)
Basic and diluted earnings (loss) income per share:
Loss from continuing operations	(0.17)	(0.43)	(0.31)	(0.09)	(1.00)
Net (loss) income	(0.17)	(0.43)	(0.31)	(0.09)	(1.00)
2003
Operating revenue	$3,624	$3,596	$3,570	$3,498	$14,288
Operating income (loss)	183	177	(523)	(91)	(254)
Loss before income taxes, discontinued operations and cumulative effect of changes in accounting principles	(196)	(204)	(942)	(490)	(1,832)
Loss from continuing operations	(120)	(125)	(686)	(382)	(1,313)
Income (loss) from discontinued operations, net of taxes of $42, $34, $1,598, $(16), respectively	66	61	2,517	(25)	2,619

(Loss) income before cumulative effect of changes in accounting principles, net of taxes	(54)	(64)	1,831	(407)	1,306
Cumulative effect of changes in accounting principles, net of taxes, $131, $0, $0, and $0, respectively	206	—	—	—	206

Net income (loss)	152	(64)	1,831	(407)	1,512

Basic and diluted earnings (loss) per share:
Loss from continuing operations	(0.07)	(0.07)	(0.39)	(0.23)	(0.76)
Discontinued operations	0.04	0.03	1.44	0.00	1.51

(Loss) income before cumulative effect of changes in accounting principles	(0.03)	(0.04)	1.05	(0.23)	0.75
Cumulative effect of change in accounting principles	0.12	—	—	—	0.12

Basic and diluted income (loss) per share	0.09	(0.04)	1.05	(0.23)	0.87

Fourth Quarter 2004

        Included in net loss is a reversal of the $36 million charge for tax penalties recorded in the third quarter; a tax benefit of $27 million relating to a change in the allowance against deferred tax assets; and after-tax asset impairment charges of $36 million.

Third Quarter 2004

        Included in net loss is an after-tax charge of $250 million to increase litigation reserves; a charge of $36 million for accrual of tax penalties; after-tax asset impairment charges of $34 million; and a tax benefit of $16 million relating to a change in the valuation allowance.

Second Quarter 2004

        Included in net loss is an after-tax charge of $300 million to increase litigation reserves; a tax charge of $136 million relating to a change in the valuation allowance against deferred tax assets; an after-tax charge of $127 million resulting from a planned workforce reduction; an after tax impairment charge of $43 million relating to the payphone business and certain network supplies; and an after tax benefit of $50 million relating to a favorable customer bankruptcy settlement.

Fourth Quarter 2003

        Included in net income (loss) is an after-tax charge of $29 million for restructuring charges and an after-tax charge of $61 million for litigation related losses.

Third Quarter 2003

        Included in net income (loss) is an after-tax charge of $140 million for impairment of assets (primarily cell sites, switches, related tools and equipment inventory and certain information technology systems supporting the wireless network); after-tax income of $2.517 billion primarily related to the operation and gain associated with the sale of the remaining part of our directory publishing business that was recorded as income from discontinued operations; an after-tax charge of $241 million resulting from the termination of services arrangements with Calpoint and another service provider and includes an after-tax charge of $23 million for restructuring charges.

Second Quarter 2003

        Included in net income (loss) is after-tax income of $61 million primarily related to the operation of our directory publishing business that was recorded as income from discontinued operations.

First Quarter 2003

        Included in net income (loss) is after-tax gain of $13 million on the early retirement of debt; an after-tax income of $66 million primarily related to the operation of our directory publishing business that was recorded as income from discontinued operations and an after-tax gain of $206 million resulting from the adoption of SFAS No. 143, relating to the reversal of net removal costs where there was not a legal removal obligation.

Note 20: Financial Statements of Guarantors

        In February 2004, QCII issued a total of $1.775 billion of senior notes which consisted of $750 million in floating rate notes due in 2009 with interest at LIBOR plus 3.50%, $525 million fixed rate notes due in 2011 with an interest rate of 7.25%, and $500 million fixed rate notes due in 2014 with an interest rate of 7.50% (the "QCII Guaranteed Notes"). Also, over the period from December 2002 to April 2003, we executed exchanges of approximately $5.8 billion in total face amount of QCF notes for approximately $3.377 billion of QSC notes consisting of 13.0% notes due 2007, 13.5% notes due 2010 and 14.0% notes due 2014 (the "QSC Guaranteed Notes"). The QCII Guaranteed Notes are guaranteed by QCF and QSC. The QSC Guaranteed Notes are guaranteed by QCF and QCII on a senior basis, and the guarantee by QCII is secured by liens on the stock of QSC and QCF. See further discussion in Note 8—Borrowings above.

        The guarantees are full and unconditional, and joint and several. A significant amount of QCII's and QSC's income and cash flow are generated by their subsidiaries. As a result, funds necessary to meet each issuer's debt service obligations are provided in large part by distributions or advances from their subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as our and our subsidiaries' financial condition and operating requirements, could limit each issuer's ability to obtain cash for the purpose of meeting its debt service obligation including the payment of principal and interest on its notes.

        The following information sets forth our Condensed Consolidating Balance Sheets as of December 31, 2004 and 2003 and the Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2004, 2003 and 2002. The information for QCII, QSC and QCF is presented for each entity on a stand-alone basis, including that entity's investments in all its subsidiaries, if any, under the equity method. The direct subsidiaries of QCII that are not guarantors of the QCII Guaranteed Notes or the QSC Guaranteed Notes are presented on a combined basis. The subsidiaries of QSC that are not guarantors of the QCII Guaranteed Notes or the QSC Guaranteed Notes are presented on a combined basis. Both QSC and QCF are 100% owned by QCII. Other than as already described herein, the accounting principles used are the same as those used in our consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Operating revenue	$—	$—	$—	$5	$13,804	$—	$13,809
Operating revenue—affiliate	—	1,380	—	34	104	(1,518)	—
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	—	1,219	—	—	5,868	(1,197)	5,890
Cost of sales—affiliate	—	104	—	—	87	(191)	—
Selling, general and administrative	621	—	—	2	3,117	1,231	4,971
Selling, general and administrative—affiliate	—	—	—	34	1,327	(1,361)	—
Depreciation	—	2	—	—	2,624	—	2,626
Capitalized software and other intangible assets amortization	—	—	—	—	497	—	497
Asset impairment charges	—	—	—	—	113	—	113

Total operating expenses	621	1,325	—	36	13,633	(1,518)	14,097

Operating (loss) income	(621)	55	—	3	275	—	(288)

Other expense (income):
Interest expense—net	118	488	292	—	633	—	1,531
Interest expense—affiliate	6	—	1,225	—	1,579	(2,810)	—
Interest (income)—affiliate	(55)	(1,191)	(1,564)	—	—	2,810	—
(Gain) loss on early retirement of debt—net	—	—	(5)	—	6	—	1
Other (income) loss—net	(12)	(20)	(1)	(2)	(79)	—	(114)
Loss (income) from equity investments in subsidiaries	1,131	2,546	—	—	—	(3,677)	—

Total other expense (income)	1,188	1,823	(53)	(2)	2,139	(3,677)	1,418

(Loss) income before income taxes	(1,809)	(1,768)	53	5	(1,864)	3,677	(1,706)
Income tax benefit (expense)	15	602	(21)	(2)	(682)	—	(88)

Net (loss) income	$(1,794)	$(1,166)	$32	$3	$(2,546)	$3,677	$(1,794)

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Operating revenue	$—	$—	$—	$5	$14,283	$—	$14,288
Operating revenue—affiliate	—	1,537	—	34	80	(1,651)	—
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	—	1,409	—	—	6,455	(1,409)	6,455
Cost of sales—affiliate	—	80	—	—	92	(172)	—
Selling, general and administrative	174	—	—	1	3,070	1,445	4,690
Selling, general and administrative—affiliate	—	—	—	35	1,480	(1,515)	—
Depreciation	—	1	—	—	2,738	—	2,739
Capitalized software and other intangible assets amortization	—	—	—	—	428	—	428
Asset impairment charges	—	—	—	—	230	—	230

Total operating expenses	174	1,490	—	36	14,493	(1,651)	14,542

Operating (loss) income	(174)	47	—	3	(130)	—	(254)

Other expense (income):
Interest expense—net	84	566	501	—	606	—	1,757
Interest expense—affiliate	15	12	348	—	1,342	(1,717)	—
Interest (income)—affiliate	(33)	(386)	(1,298)	—	—	1,717	—
Loss (gain) on early retirement of debt—net	52	43	(129)	—	(4)	—	(38)
Other (income) loss—net	(1)	(29)	—	—	(111)	—	(141)
Loss (income) from equity investments in subsidiaries	(1,584)	(133)	—	—	—	1,717	—

Total other (income) expense—net	(1,467)	73	(578)	—	1,833	1,717	1,578

Income (loss) before tax, discontinued operations and cumulative effect of changes in accounting principles	1,293	(26)	578	3	(1,963)	(1,717)	(1,832)
Income tax benefit (expense)	219	1,250	(220)	(1)	(729)	—	519

Income (loss) from continuing operations	1,512	1,224	358	2	(2,692)	(1,717)	(1,313)
Income from and gain on sale of discontinued operations, net of taxes	—	—	—	—	2,619	—	2,619

Income (loss) before cumulative effect of change in accounting principle	1,512	1,224	358	2	(73)	(1,717)	1,306
Cumulative effect of changes in accounting principles, net of taxes	—	—	—	—	206	—	206

Net income	$1,512	$1,224	$358	$2	$133	$(1,717)	$1,512

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Operating revenue	$—	$—	$—	$3	$15,368	$—	$15,371
Operating revenue—affiliates	—	1,584	—	30	62	(1,676)	—
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	—	1,446	—	—	6,098	(1,446)	6,098
Cost of sales—affiliates	—	62	—	—	51	(113)	—
Selling, general and administrative	79	—	—	4	3,776	1,476	5,335
Selling, general and administrative—affiliates	—	—	—	30	1,563	(1,593)	—
Depreciation	—	4	—	—	3,264	—	3,268
Capitalized software and other intangible assets amortization	—	—	—	—	579	—	579
Goodwill impairment charge	—	—	—	—	8,483	—	8,483
Asset impairment charges	—	—	—	—	10,525	—	10,525

Total operating expenses	79	1,512	—	34	34,339	(1,676)	34,288

Operating (loss) income	(79)	72	—	(1)	(18,909)	—	(18,917)

Other expense (income):
Interest expense—net	—	83	1,040	—	666	—	1,789
Interest expense—affiliates	9	1	154	—	1,394	(1,558)	—
Interest (income)—affiliates	(3)	(168)	(1,387)	—	—	1,558	—
Losses and impairment of investment in KPN Qwest	1,190	—	—	—	—	—	1,190
Gain on early retirement of debt	—	—	(1,836)	—	—	—	(1,836)
Other (income) expense—net	2	1	—	(1)	53	—	55
Loss (income) from equity investments in subsidiaries	38,031	43,717	—	—	—	(81,748)	—

Total other expense (income)—net	39,229	43,634	(2,029)	(1)	2,113	(81,748)	1,198

(Loss) income before tax, discontinued operations and changes in accounting principles	(39,308)	(43,562)	2,029	—	(21,022)	81,748	(20,115)
Income tax benefit (expense)	840	4,274	(772)	—	(1,845)	—	2,497

(Loss) income from continuing operations	(38,468)	(39,288)	1,257	—	(22,867)	81,748	(17,618)
Income from and gain on sale of discontinued operations, net of taxes	—	—	—	—	1,950	—	1,950

(Loss) income before cumulative effect of changes in accounting principles	(38,468)	(39,288)	1,257	—	(20,917)	81,748	(15,668)
Cumulative effect of changes in accounting principles, net of taxes	—	—	—	—	(22,800)	—	(22,800)

Net (loss) income	$(38,468)	$(39,288)	$1,257	$—	$(43,717)	$81,748	$(38,468)

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2004

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$59	$252	$—	$—	$840	$—	$1,151
Short-term investments	—	764	—	—	—	—	764
Accounts receivable—net	—	13	2	2	1,577	—	1,594
Accounts receivable—affiliates	72	466	141	—	84	(763)	—
Current tax receivable	—	227	—	—	—	(227)	—
Notes receivable affiliates	87	13,986	21,972	59	—	(36,104)	—
Deferred income taxes	—	—	—	—	111	(111)	—
Prepaid and other assets	—	38	—	67	452	(8)	549
Assets held for sale	—	—	—	—	160	—	160

Total current assets	218	15,746	22,115	128	3,224	(37,213)	4,218
Property, plant and equipment—net	—	5	—	—	16,848	—	16,853
Other intangible assets—net	39	—	—	—	1,140	—	1,179
Investments in subsidiaries	(1,266)	(18,006)	—	—	—	19,272	—
Deferred income taxes	—	2,232	24	10	—	(2,228)	38
Other assets	1,139	222	23	56	1,546	(950)	2,036

Total assets	$130	$199	$22,162	$194	$22,758	$(21,119)	$24,324

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Current borrowings	$5	$—	$179	$—	$412	$—	$596
Current borrowings—affiliates	126	—	13,976	—	22,002	(36,104)	—
Accounts payable	3	31	—	—	698	(1)	731
Accounts payable—affiliates	—	2	—	—	234	(236)	—
Accrued expenses and other current liabilities	173	223	108	35	1,741	—	2,280
Accrued expenses and other current liabilities—affiliates	17	65	139	53	260	(534)	—
Deferred revenue and customer deposits	—	—	—	—	669	—	669
Current taxes payable	1	—	15	—	221	(227)	10
Deferred taxes payable	—	111	—	—	—	(111)	—

Total current liabilities	325	432	14,417	88	26,237	(37,213)	4,286
Long-term borrowings	1,886	3,528	3,637	—	7,639	—	16,690
Post-retirement and other post-employment benefit obligations	—	433	—	—	2,958	—	3,391
Deferred income taxes	34	—	—	—	2,194	(2,228)	—
Deferred revenue	—	—	—	—	559	—	559
Other long-term liabilities	497	245	950	91	1,177	(950)	2,010

Total liabilities	2,742	4,638	19,004	179	40,764	(40,391)	26,936

Stockholders' (deficit) equity	(2,612)	(4,439)	3,158	15	(18,006)	19,272	(2,612)

Total liabilities and stockholders' (deficit) equity	$130	$199	$22,162	$194	$22,758	$(21,119)	$24,324

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2003

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$85	$—	$55	$1,226	$—	$1,366
Short-term investments	—	564	—	—	—	—	564
Accounts receivable—net	—	9	—	—	1,953	—	1,962
Accounts receivable—affiliates	121	140	237	1	42	(541)	—
Current taxes receivable	1,032	1,567	—	10	—	(2,609)	—
Deferred income taxes	—	—	—	—	183	(24)	159
Notes receivable—affiliates	87	12,502	19,927	—	—	(32,516)	—
Prepaid and other assets	25	44	—	3	420	—	492

Total current assets	1,265	14,911	20,164	69	3,824	(35,690)	4,543
Property, plant and equipment—net	—	4	—	—	18,145	—	18,149
Other intangible assets—net	37	—	—	—	1,512	—	1,549
Investments in subsidiaries	(1,332)	(15,511)	—	—	—	16,843	—
Deferred income taxes	—	2,353	24	—	—	(2,377)	—
Other assets	204	132	22	140	1,604	—	2,102

Total assets	$174	$1,889	$20,210	$209	$25,085	$(21,224)	$26,343

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Current borrowings	$4	$1	$963	$—	$901	$—	$1,869
Current borrowings—affiliates	787	—	12,091	—	19,639	(32,517)	—
Accounts payable	—	—	—	—	810	—	810
Accounts payable—affiliates	—	—	—	—	9	(9)	—
Accrued expenses and other current liabilities	13	252	132	13	1,865	—	2,275
Accrued expenses and other current liabilities—affiliates	27	36	66	100	302	(531)	—
Current taxes payable	—	—	1,042	—	1,567	(2,609)	—
Deferred taxes payable	—	24	—	—	—	(24)	—
Deferred revenue and advance billings	—	—	—	—	721	—	721

Total current liabilities	831	313	14,294	113	25,814	(35,690)	5,675
Long-term borrowings	127	4,301	3,978	—	7,233	—	15,639
Post-retirement and other post-employment benefit obligations	—	249	—	—	3,076	—	3,325
Deferred income taxes	28	—	—	—	2,470	(2,377)	121
Deferred revenue	—	—	—	—	762	—	762
Other long-term liabilities	204	308	—	84	1,241	—	1,837

Total liabilities	1,190	5,171	18,272	197	40,596	(38,067)	27,359

Stockholders' (deficit) equity	(1,016)	(3,282)	1,938	12	(15,511)	16,843	(1,016)

Total liabilities and stockholders' (deficit) equity	$174	$1,889	$20,210	$209	$25,085	$(21,224)	$26,343

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

Qwest Communications International, Inc.

Condensed Consolidating Statements of Cash Flow

For the Year Ended December 31, 2004

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
OPERATING ACTIVITIES:
Net (loss) income	$(1,794)	$(1,166)	$32	$3	$(2,546)	$3,677	$(1,794)
Adjustments to net (loss) income	1,132	3,059	13	—	2,961	(3,644)	3,521
Net change in operating assets and liabilities	564	(114)	149	1	(478)	(1)	121

Cash provided by (used for) operating activities	(98)	1,779	194	4	(63)	32	1,848

INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(2)	(4)	—	—	(1,725)	—	(1,731)
Proceeds from sale of property, plant and equipment	—	—	—	—	48	—	48
Proceeds from sale of investment securities	—	1,917	—	—	5	—	1,922
Cash infusion to subsidiaries	—	(2,312)	—	—	—	2,312	—
Net decrease (increase) in short-term affiliate loans	—	(1,885)	(3,148)	(59)	1	5,091	—
Long-term loans made to affiliates	(950)	—	—	—	—	950	—
Principal collected on long-term affiliate loans	—	400	1,103	—	—	(1,503)	—
Purchase of investment securities	—	(2,137)	—	—	—	—	(2,137)
Dividends received from affiliate	—	3,168	—	—	—	(3,168)	—
Other	—	—	—	—	(7)	—	(7)

Cash used for investing activities	(952)	(853)	(2,045)	(59)	(1,678)	3,682	(1,905)

FINANCING ACTIVITIES
Proceeds from long-term borrowings	1,763	—	—	—	838	—	2,601
Repayments of long-term borrowings including current maturities	(4)	(750)	(984)	—	(976)	—	(2,714)
Proceeds from long-term borrowings—affiliates	—	—	950	—	—	(950)	—
Repayments of long-term borrowings—affiliates	—	—	—	—	(1,503)	1,503	—
Net (repayments of) proceeds from short-term affiliate borrowings	(661)	—	1,885	—	3,866	(5,090)	—
Proceeds from issuances of common and treasury stock	43	—	—	—	—	(33)	10
Equity infusion from parent	—	—	—	—	2,247	(2,247)	—
Dividends paid to parent	—	—	—	—	(3,103)	3,103	—
Debt issuance costs	(32)	(9)	—	—	(14)	—	(55)

Cash provided by (used in) financing activities	1,109	(759)	1,851	—	1,355	(3,714)	(158)

CASH AND CASH EQUIVALENTS
Increase (decrease) in cash	59	167	—	(55)	(386)	—	(215)
Beginning balance	—	85	—	55	1,226	—	1,366

Ending balance	$59	$252	$—	$—	$840	$—	$1,151

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

Qwest Communications International, Inc.

Condensed Consolidating Statements of Cash Flow

For the Year Ended December 31, 2003

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
OPERATING ACTIVITIES:
Net income	$1,512	$1,224	$358	$2	$133	$(1,717)	$1,512
Adjustments to net income	(1,744)	(1,045)	96	(3)	1,421	1,793	518
Net change in operating assets and liabilities	92	136	(94)	12	(1)	—	145

Cash provided by operating activities	(140)	315	360	11	1,553	76	2,175

INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(4)	—	—	—	(2,084)	—	(2,088)
Proceeds from sale of property, plant and equipment	—	—	—	—	7	—	7
Proceeds from sales of investment securities	—	13	—	—	—	—	13
Purchase of investment securities	—	(601)	—	—	—	—	(601)
Net (increase) decrease in short-term affiliate loans	—	(4,050)	(2,601)	—	—	6,651	—
Principal collected on long-term affiliate loans	448	—	—	—	—	(448)	—
Dividends received from affiliate	—	6,609	—	—	—	(6,609)	—
Other	—	—	—	—	(61)	—	(61)

Cash provided by (used in) investing activities	444	1,971	(2,601)	—	(2,138)	(406)	(2,730)

FINANCING ACTIVITIES
Proceeds from long-term borrowings	—	—	—	—	1,729	—	1,729
Repayments of long-term borrowings including current maturities	(1,024)	(1,636)	(1,808)	—	(1,324)	—	(5,792)
Net repayments of short-term borrowings	—	—	—	—	(750)	—	(750)
Repayments of long-term borrowings—affiliates	—	—	—	—	(448)	448	—
Net proceeds from (repayments of) short-term affiliate borrowings	644	(2,248)	4,049	—	4,206	(6,651)	—
Proceeds from issuances of common and treasury stock	76	—	—	—	—	(76)	—
Dividends paid to parent	—	—	—	—	(6,609)	6,609	—
Debt issuance costs	—	(6)	—	—	(37)	—	(43)

Cash provided by (used for) financing activities from continuing operations	(304)	(3,890)	2,241	—	(3,233)	330	(4,856)

CASH AND CASH EQUIVALENTS
Increase (decrease) in cash	—	(1,604)	—	11	(3,818)	—	(5,411)
Net cash generated by (used in) discontinued operations	—	—	—	—	234	—	234
Proceeds from sale of directory business	—	—	—	—	4,290	—	4,290
Beginning balance	—	1,689	—	44	520	—	2,253

Ending balance	$—	$85	$—	$55	$1,226	$—	$1,366

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

Qwest Communications International, Inc.

Condensed Consolidating Statements of Cash Flow

For the Year Ended December 31, 2002

	QCII(1)	QSC(2)	QCF(3)	QCII Subsidiary Non- Guarantors	QSC Subsidiary Non- Guarantors	Eliminations		QCII Consolidated
OPERATING ACTIVITIES:
Net (loss) income	$(38,468)	$(39,288)	$1,257	$—	$(43,717)	$81,748		$(38,468)
Adjustments to net (loss) income	38,397	40,773	(1,036)	—	45,233	(81,671)		41,696
Net change in operating assets and liabilities	(142)	(170)	(193)	6	(341)	—		(840)

Cash provided by (used for) operating activities	(213)	1,315	28	6	1,175	77		2,388

INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(4)	—	—	—	(2,760)	—		(2,764)
Proceeds from sale of property, plant and equipment	—	—	—	—	103	—		103
Proceeds from sale of investment securities	—	—	—	—	12	—		12
Purchase of investment securities	(5)	—	—	—	—	—		(5)
Net (increase) decrease in short-term affiliate loans	—	(3,275)	193	—	—	3,082		—
Long-term loans made to affiliates	—	(400)	(310)	—	—	710		—
Dividends received from affiliate	—	2,452	—	—	—	(2,452)		—
Other	—	—	—	—	(84)	—		(84)

Cash used for investing activities	(9)	(1,223)	(117)	—	(2,729)	1,340		(2,738)

FINANCING ACTIVITIES
Proceeds from long-term borrowings	—	—	—	—	1,476	—		1,476
Repayments of long-term borrowings including current maturities	—	(1,354)	(836)	—	(700)	—		(2,890)
Net payments of short-term debt	—	—	224	—	585	—		809
Proceeds from long-term borrowing—affiliate	—	3,354	848	—	710	(4,912)		—
Repayments of long-term borrowings—affiliates	—	—	(3,354)	—	(848)	4,202		—
Net proceeds from (repayments of) short-term affiliate borrowings	143	(375)	3,275	—	(322)	(2,721)		—
Proceeds from issuances of common and treasury stock	91	—	—	—	—	(77)		14
Repurchase of common stock	(12)	—	—	—	—	—		(12)
Equity infusion from parent	—	48	—	—	—	(48)		—
Dividends paid to parent	—	—	(48)	—	(2,452)	2,500		—
Debt issuance costs	—	(76)	(20)	—	(90)	—		(186)

Cash provided by (used for) financing activities	222	1,597	89	—	(1,641)	(1,056)		(789)

CASH AND CASH EQUIVALENTS
Increase (decrease) in cash	—	1,689	—	6	(3,195)	361		(1,139)
Net cash generated by (used in) discontinued operations	—	—	—	—	452	—		452
Proceeds from sale of directory business	—	—	—	—	2,754	—		2,754
Beginning balance	—	—	—	38	509	(361	)(4)	186

Ending balance	$—	$1,689	$—	$44	$520	$—		$2,253

(1)
Qwest Communications International Inc. (QCII) is the issuer of the QCII Guaranteed Notes and is a guarantor of the QSC Guaranteed Notes.

(2)
Qwest Services Corporation (QSC) is a guarantor of the QCII Guaranteed Notes and is the issuer of the QSC Guaranteed Notes.

(3)
Qwest Capital Funding, Inc. (QCF) is a guarantor of both the QCII Guaranteed Notes and the QSC Guaranteed Notes.

(4)
This elimination is necessary to reflect Qwest's consolidated cash balance at December 31, 2002, since certain entities were in a cash overdraft position at this time with the offsetting cash held by other Qwest entities. This elimination reflects the offset of intercompany payables at one entity with intercompany cash balances at other entities.

Subsequent Events

        We utilize lines of credit between certain of our entities, other intercompany obligations, capital contributions and dividends to manage our cash. Amounts outstanding under these intercompany lines of credit and intercompany obligations may vary materially over time.

        Prior to the end of March 2005, we plan to effect a series of cash transactions for the purpose of restructuring our intercompany balances, and to declare a dividend from Qwest Corporation to be paid to QSC. The intercompany restructuring transactions include cash collections and payments of intercompany balances and equity contributions, and will not impact the consolidated financial statements of the Company nor of Qwest Corporation. The net effect of these contemplated series of transactions on the balance sheets shown in this footnote will include:

  •
  reducing QCII's accounts receivable from affiliates by $950 million and correspondingly increasing QCII's investment in subsidiaries by $950 million;

  •
  reducing QCF's current borrowings of affiliates by $10.95 billion, increasing its stockholders' equity by $950 million and decreasing its notes receivable from affiliates by $10 billion;

  •
  increasing QSC's investment in subsidiaries by $10 billion and decreasing its notes receivable from affiliates by $10 billion;

  •
  reducing the current borrowings from affiliates of QSC subsidiaries by $10 billion and correspondingly increasing the stockholders' equity of those entities by $10 billion.

        Going forward, the outstanding balances of our affiliates' intercompany obligations may change materially.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Qwest Communications International Inc.:

        Under date of February 18, 2005, except for notes 18 and 20, as to which the date is March 30, 2005, we reported on the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2004, as contained herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule II—Valuation and Qualifying Accounts. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

        In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                      KPMG LLP

Denver, Colorado
February 18, 2005

QWEST COMMUNICATIONS INTERNATIONAL INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(DOLLARS IN MILLIONS)

	Balance at beginning of period	Charged to expense	Deductions	Balance at end of period
Allowance for doubtful accounts:
2004	$280	$194	$296	$178
2003	360	304	384	280
2002	402	511	553	360

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Exhibit 99.1